As filed with the Securities and Exchange Commission on September __, 2003.
                               Registration No___.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       AMERICAN PORTFOLIOS HOLDINGS, INC.
                       ----------------------------------
        (Exact name of small business issuer as specified in its charter)

          DELAWARE                        5239                  11-3518385
-------------------------------  --------------------------- ----------------
(State or other jurisdiction of  Primary Standard Industrial (I.R.S. Employer
 incorporation or organization)    Classification Number) Identification Number)

                              Lon Dolber, President
                         4250 Veterans Memorial Highway
                            Holbrook, New York 11741
                                  631-439-4600

                                   Copies to:
                                Stuart M. Sieger
                                  Seth I. Rubin
                         Ruskin Moscou Faltischek, P.C.
                      190 EAB Plaza, East Tower, 15th Floor
                            Uniondale, New York 11556

Approximate Date of Commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
Title of Each Class of                                 Proposed Maximum        Proposed Maximum
   Securities to be          Number of Shares to      Offering Price Per          Aggregate                 Amount of
      Registered                be Registered              Share(1)             Offering Price          Registration Fee
============================================================================================================================

Common stock, par              1,500,000 shares             $3.00                 $4,500,000                 $364.05
value .001 per share

============================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 (the "Securities Act").

The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



                             [Company Logo Omitted]



         PROSPECTUS Subject to completion; Dated _________________, 2003

The information in this Prospectus is subject to completion or amendment. We may not sell our Common Stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

                       AMERICAN PORTFOLIOS HOLDINGS, INC.

                        1,500,000 shares of Common Stock

     We are offering for sale, on a best efforts basis, up to 1,500,000 shares of our Common Stock, par value $.001 per share. The proceeds of this sale, net of underwriting fees and expenses, and offering expenses, will be used by us for working capital purposes. See "Use of Proceeds".

     Our Common Stock is not listed on any securities exchange, including but not limited to the NASDAQ Bulletin Board, and is not quoted by any registered broker dealer in the pink sheets or other medium. We have no plans to list our Common Stock on any securities exchange for the foreseeable future, but we reserve the right to effect the listing of the same in the future in our discretion.

     Investing in our Common Stock involves a high degree of risk. You should consider carefully the "Risk Factors" contained in this Prospectus beginning on page __ before deciding to purchase shares of our Common Stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We are not currently a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering, we intend to furnish our stockholders with annual reports containing audited financial statements reported on by independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year and other reports required by Section 13 of the Exchange Act.

                                              Per Share      Total
                                              ---------      -----
         Public Offering Price.................$3.00(1)   $4,500,000 (1)

---------------
(1) This offering will be conducted by the Company. The Company may utilize the services of its wholly-owned subsidiary, American Portfolios Financial Services, Inc. or other registered broker-dealers. The above does not include commissions which we may pay to such broker dealers, the amount of which will not exceed 6% of the public offering price. Estimated commissions and expenses total $325,000.





                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. You should read this entire prospectus carefully, including "Risk Factors" and the financial statements and the notes to those financial statement included elsewhere in this Prospectus.

Our Company

     American Portfolios Holdings, Inc., a Delaware corporation, was formed as a financial services holding company. Our first objective was to obtain a registered broker dealer and registered investment advisor to implement our strategy of an independent contractor/registered representative network model for the purchase and sale of stock, bonds, mutual funds and insurance products. In March 2001, one of our subsidiaries became a registered investment advisor. In May 2001 we acquired a broker dealer with NASD approval, which is now our wholly owned subsidiary and the underwriter of this offering. In October, 2001, we effected the transfer to us of an existing independent contractor/registered representative network consisting of approximately 187 registered representatives, previously operated by Lon T. Dolber and Russell Clark, our principal stockholders, at which time we commenced our business. As of June 30, 2003, our network has grown to a total of approximately 293 registered representatives.

     Our principal product offerings include mutual funds, bonds and CDs, common stock, insurance products and advisory services.

     Our network model is based on brokerage offices owned and operated by our independent contractor/registered representatives under the regulatory umbrella of our registered broker dealer subsidiary and our registered investment advisor and which are subject to our overall business management. Our model is designed to be a growth model with relatively low capital and operating expenses.

     Ownership of a substantial amount of our outstanding Common Stock by our independent contractor/registered representatives is basic to building our network and is sought to be accomplished by our Capital Units Plan. We have an Incentive Stock Option Plan for our employees.

     We were incorporated in Delaware in 1999. Our executive office is located at 4250 Veterans Memorial Highway, Holbrook, New York 11741. Our telephone number is 631-439-4600. We maintain an Internet Web site at http://www.americanportfolios.com. Information contained on our Internet Web site is for informational purposes only and is not a part of this Prospectus.

Summary Consolidated Financial Data

     The summary consolidated financial data presented below should be read in conjunction with, and is qualified in its entirety by, the audited financial statements and notes to those financial statements included in this Prospectus. The financial statements mentioned above can be found at the end of this Prospectus and a discussion of the same can be found in "Management's Discussion and Analysis Of Financial Condition and Results Of Operations" contained elsewhere in this Prospectus.




                                          At or for the         As and for the
                                           Year Ended          six months ended
                                          December 31,            June 30,
                                       2001        2002        2002        2003
                                       ----        ----        ----        ----
                                                                (unaudited)
                                        (In thousands, except per share data)

Consolidated Summary of Operations:

         Revenues                  $  2,604    $ 11,250    $  5,819    $  7,254
         Net Loss                  $   (710)   $   (845)   $   (312)   $   (205)
         Net Loss per share        $  (0.10)   $  (0.12)   $  (0.04)   $  (0.03)


Consolidated Balance Sheet Data:

         Current Assets            $    859    $  1,087    $    849    $  1,780
         Working Capital           $   (373)   $   (104)   $   (463)   $    319
         Stockholders' Equity      $  3,845    $  3,068    $  2,642    $  3,750


The Offering

Number of shares of Common Stock outstanding
prior to this offering......................                     8,002,410  shares  (includes  1,000,000  shares for
                                                                 the  capital  units  plan and does  not  include  a
                                                                 total  of  674,901   shares  which  may  be  issued
                                                                 pursuant to  outstanding  warrants and  convertible
                                                                 notes and a total of  854,680  shares  which may be
                                                                 issued  pursuant to outstanding  employee  options.
                                                                 See "Capitalization".

Number of shares of common stock being offered
by us.........................................                   1,500,000 shares

Number of shares of common stock outstanding at                  9,502,410  shares  (includes  1,000,000  shares for
the conclusion of this offering................                  the  capital  units  plan and does  not  include  a
                                                                 total  of  674,901   shares  which  may  be  issued
                                                                 pursuant to  outstanding  warrants and  convertible
                                                                 notes and a total of  854,680  shares  which may be
                                                                 issued pursuant to outstanding  employee  options).
                                                                 See "Capitalization".

Use of Proceeds................................                  The net proceeds of this  offering will be used for
                                                                 working capital  purposes,  principally  technology
                                                                 upgrades,  marketing,  recruiting, and also for the
                                                                 retirement   of   long-term   debt.   See  "Use  of
                                                                 Proceeds".

Underwriting...................................                  Our wholly  owned  subsidiary,  American  Portfolio
                                                                 Financial  Services,   Inc.  will  conduct  a  best
                                                                 efforts  offering of our Common  Stock at the price
                                                                 indicated  on the  cover  page,  as the same may be
                                                                 amended.  See "Underwriting".

Risk Factors...................................                  There are  substantial  risk  factors  involved  in
                                                                 investing in our Common Stock. For a  discussion of
                                                                 certain factors you should  consider  before buying
                                                                 shares of  our  common  stock,  see "Risk Factors".

No Market for Our Common Stock.................                  Our Common  Stock is not  listed on any  securities
                                                                 exchange nor is it quoted by any registered  broker
                                                                 dealers in the pink sheets or  otherwise.  See ""No
                                                                 Market for Common Stock".

Dividend Policy................................                  We do not intend to pay any cash  dividends  on our
                                                                 Common  Stock  for  the  foreseeable   future.  See
                                                                 "Dividend Policy".
                                                     ----------------


                                  RISK FACTORS

     An investment in our Common Stock is speculative in nature and involves a high degree of risk. You should carefully consider each of the risks described below, together with all of the other information contained in this Prospectus, before deciding to invest in our Common Stock. Additional risks and uncertainties not presently known to us may also harm our business. If any of the following events actually occur, our business could be harmed and you may lose all or part of your investment.

                          Risks Related to Our Business

We have had a relatively short operating history by which you can gauge our performance.

     We were incorporated in Delaware in 1999 and commenced operations in October 2001. We used the time between inception and October 2001 to organize and develop our business model, establish strategic relationships, develop policies, address the financing of our operations and negotiate to acquire a registered broker dealer and recruit our initial independent contractor/registered representatives and have been in operation since October 2001. Relatively new business enterprises such as ours encounter significant difficulties, such as, but not limited to, intense competition, the need for additional capital, ability to develop commercially successful services, delays in development and ability to attract and retain key employees, all of which have been experienced by the Company.

We have a history of losses and expect to experience future losses.

     We have incurred net losses of approximately $1,922,909 for the period from our inception in December 1999 through June 30, 2003. We will continue incurring losses until we achieve a satisfactory level of operations. We will therefore require infusions of capital to offset such losses and will require additional capital for working capital and growth. There can be no assurance that we can obtain such capital or if obtained, that the terms will not be unfavorable to the Company.

We repurchased 2,500,000 shares of our Common Stock.

     In order to settle a litigation with a former stockholder, officer and employee of the Company, we repurchased 2,500,000 shares of common stock from such employee in May 2002 for the sum of $1,600,000, payable, without interest, as follows: (a) $15,000 a month for the year ended April 2003, (b) $20,000 a month for the year ended April 2004, and (c) $25,000 per month for the year ended April 2005, with a balloon payment of $880,000. This obligation is secured by the shares repurchased and by a total of 1,250,000 shares of common stock owned by Lon Dolber and Russell Clark, the principal stockholders of the Company, which they will continue to vote and which will be released quarterly pro-rata to payments made. If we default on such payments, the seller can obtain a judgment against the Company for the unpaid amount. All payments due to the date hereof have been timely made. We anticipate that we will be able to make the balance of these payments when due based on financing we can obtain and funds anticipated from future operations, but there can be no assurance of the same. Such judgment, if obtained against us, would have a material adverse effect on our business.

We will likely need to raise additional funds in the future to finance our operations.

     Our ability to implement our business plan is materially dependent upon our ability to raise capital. We likely will need to raise additional funds to finance continuing operations until cash flows from operations are sufficient. We may seek such funding by offerings of our equity securities, offerings of debt securities or obtaining financing through a bank or other entity. If our capital requirements vary materially from what we anticipate, we may require additional financing sooner than anticipated. There can be no assurance that we will be able to obtain additional financing on terms favorable to us, if at all. If additional funds are raised through the issuance of equity securities, we may have to sell such securities at a lower price than anticipated and the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to the Common Stock. If adequate funds are not available to us or available to us on satisfactory terms, we may be required to reduce substantially, or eliminate, certain areas of our development activities, limit our operations significantly, or otherwise modify our business strategy.

U.S. securities markets have been adversely affected by terrorist activities and a domestic recession.

     As a result of terrorist activity and a domestic recession, U.S. securities markets have declined in value from highs in 2000 and continue to reflect substantial instability. These factors have contributed to an unwillingness or inability on the part of investors to maintain or increase investment activities in relation to prior levels. Substantially all of our registered representatives' income is generated through transactional activity. As a result, our registered representatives have experienced reduced earnings, which directly and adversely affects our business. Should terrorist and/or recesssionary factors continue or intensify, the same would have a material adverse effect on our business.

Our business model depends on retaining our independent contractor/registered representatives.

     Most aspects of our business are dependent on highly skilled and experienced individuals including Series 6, 7 and 24 licensed registered representatives. We devote considerable efforts to recruiting registered representatives with a substantial group of clients and to provide incentives to encourage them to remain with us. Registered representatives associated with us, particularly those who are more productive, may in the future leave our Company to pursue other opportunities. Our compensation and stock ownership plans are designed to discourage this, but there can be no assurance that the same will be successful in retaining such registered representatives.

We rely on our founders and other key employees.

     Our success depends to a significant degree upon the continued contributions of our founders, Lon T. Dolber and Russell Clark, and other management. In addition, as we continue to develop, we will need to attract and retain additional management personnel. There is intense competition for qualified personnel in our industry, and there can be no assurance that we will be able to attract and retain the qualified personnel necessary for the development of our business. Loss of the services of any of our key employees would be detrimental to our development. We presently do not have "key man" life insurance on any of our officers or directors except for a $5 million policy related to Lon. T. Dolber.

We are subject to intense government regulation.

     The U.S. securities industry is subject to intensive regulation under both Federal and state laws. Registered broker dealers are subject to regulations covering all aspects of their business, including:

o        sales methods;
o        trade practices among broker dealers;
o        use and safekeeping of customers' funds and securities;
o        customer suitability;
o        capital structure;
o        record keeping;
o        conduct of directors, officers and employees; and
o        supervision of registered representatives.

Our mode of operation and profitability may be directly affected by:

o        additional legislation;
o changes in rules promulgated by the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), the Board of Governors of the Federal Reserve System, the various stock exchanges and other self-regulatory organizations; and
o changes in the interpretation or enforcement of existing laws and rules.

     The SEC, the NASD and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders or suspend or expel a broker dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is dependent on our establishment and maintenance of a system to ensure such compliance. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, which could have a material adverse effect on our business, financial condition and operating results.

     All marketing activities are regulated by the NASD, and our compliance officer must review all marketing materials prior to release. The NASD can impose certain penalties for violations of its advertising regulations, including:

o        censures or fines;
o        suspension of all advertising;
o        the issuance of cease-and-desist orders; or
o the suspension or expulsion of a broker dealer or any of its officers or employees.

     The SEC and NASD have recently announced that registered broker dealers such as our Company will be required to make more detailed disclosure of payments made to them by mutual fund management companies in consideration for the shares of their mutual funds sold to customers of such broker dealers. This disclosure may have an adverse effect on the relationship between registered broker dealers and their customers. These payments represent a material part of our revenues.

     There can be no assurance that other Federal, state or foreign agencies will not attempt to regulate our business. We anticipate that we may be required to comply with record keeping, data processing and other regulatory requirements as a result of proposed federal legislation or otherwise. We may also be subject to Federal, state and foreign money transmitter laws and state and foreign sales and use tax laws. If such laws are enacted or deemed applicable to us, our business or operations would be rendered more costly or burdensome, less efficient or even impossible. Any of the foregoing could have a material adverse effect on our business, financial condition and operating results.

If our clearing brokers fail to accurately clear our customers' trades in a timely manner, our business will be harmed.

     We do not provide our own clearing services but arrange for such services from two major clearing firms. These services include the settlement and delivery functions in securities transactions and the holding of securities, margin loans and investment of cash balances, among other matters. We have no control over the operations of our clearing firms. If our clearing firms improperly handle the funds and securities of our customers, we may be subject to claims by customers who are financially harmed. Further, if our customers' trades are not cleared accurately and in a timely manner, our reputation may be harmed and demand for our services may decrease. We may be liable for the failure of our customers to make timely settlement on any transaction executed through our clearing firms.

We are subject to net capital requirements.

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by registered broker dealers. Net capital is the net worth of a broker dealer (assets minus liabilities), less deductions for certain types of assets. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and could ultimately lead to the firm's liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. Such operations may include trading activities and the financing of customer account balances. Also, our ability to withdraw capital from our broker dealer subsidiary could be restricted, which in turn could limit our ability to fund operations, repay debt and redeem or purchase shares of our outstanding stock. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and operating results.

We are subject to risks associated with acquisitions.

     We acquire groups of registered representatives from time to time and we regularly evaluate such opportunities. Acquisitions entail numerous risks, including difficulties in the assimilation of new personnel and diversion of management's attention from other business concerns. No assurance can be given as to our ability to integrate successfully any operations, personnel, services or products that might be acquired in the future. Failure to successfully assimilate the same could have a material adverse effect on our business, financial condition and operating results.

We are engaged in a rapidly changing business.

     To become  profitable,  we will have to  continue  to grow  rapidly.  Rapid change and expansion place significant demands on our administrative, operational, financial and other resources. We expect operating expenses and staffing levels to increase in the future. We also expect to expend resources for future expansion of our accounting and internal information management systems and for a number of other new systems and procedures. If our revenues do not keep up with operating expenses, our information management systems do not expand to meet increasing demands, or we fail to attract, assimilate and retain qualified personnel to manage our expansion effectively, there would be a material adverse effect on our business, financial condition and operating results.

Our directors' liability is limited and we indemnify our directors.

     Our Certificate of Incorporation include provisions eliminating the personal liability of directors, except for breach of a director's duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions pertain only to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions neither we nor our stockholders may be able to recover monetary damages against directors for actions taken by our directors which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to our stockholders in any particular case, our stockholders may not have an effective remedy against the challenged conduct.

The application of the "Penny Stock Regulation" could adversely affect the market price of our common stock.

     Our Common Stock may be deemed a "penny stock". Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our Common Stock is neither listed nor quoted. Penny stock regulations impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these regulations, the broker dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.
Additionally, for any transaction involving a penny stock, unless exempt, the penny stock regulations require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker dealer also must disclose the commissions payable to both the broker dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the penny stock regulations may restrict the ability of broker dealers to sell our Common Stock and may have an adverse effect on any trading of our Common Stock.

                          Risks Related to Our Industry

We are subject to all the risks associated with the securities industry.

     The substantial portion of our revenues come from securities brokerage services. We, like other securities firms, are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. U.S. securities markets have fluctuated considerably and a downturn in these markets would adversely affect our operating results. Reduced trading volume and prices have historically resulted in reduced transaction revenues. When trading volume is low, our profitability will be adversely affected because our overhead remains relatively fixed. Severe market fluctuations in the future would have a material adverse effect on our business, financial condition and operating results. Some of our competitors with more diverse product and service offerings can withstand such a downturn in the securities industry better than we can.

We face intense competition in many areas of the securities industry and we can provide no assurance we will be able to successfully compete in our industry.

     Our registered representatives encounter intense competition in all aspects of our business and compete directly with many other securities firms, a significant number of which offer their customers a broader range of financial services, have substantially greater resources and may have greater operating efficiencies. The further expansion of discount brokerage firms or online discount brokerage firms could adversely affect our business. Moreover, there is substantial commission discounting by full-service broker dealers competing for institutional and individual brokerage business. The possible increase of this discounting could adversely affect us. Other financial institutions, notably commercial banks and savings and loan associations, offer customers some of the services and products presently provided by securities firms. In addition, certain large corporations have entered the securities industry by acquiring securities firms. While it is not possible to predict the type and extent of competitive services which banks and other institutions ultimately may offer to customers, we may be adversely affected to the extent those services are offered on a large scale.

We can be adversely affected by customers' margin purchases.

     The securities brokerage business, by its nature, is subject to various other risks, including customer default. Customers can purchase securities on margin, where appropriate. Therefore, we are subject to risks related to extending credit. This risk is especially great when the market is declining and the value of the collateral we hold could fall below the amount of a customer's indebtedness. Under specific regulatory guidelines, any time we borrow or lend securities, we must correspondingly disburse or receive cash deposits. If we fail to maintain adequate cash deposit levels at all times, we run the risk of loss if there are sharp changes in market values of many securities and parties to the borrowing and lending transactions fail to honor their commitments. Any such losses could have a material adverse effect on our business, financial condition and operating results.

We may be subject to risks associated with potential reduction in order flow rebates.

     We have entered into, and will seek to enter into, arrangements with our clearing firms and others to receive cash payments in exchange for trade orders. This practice of receiving payments for order flow is widespread in the securities industry. In recent years there has been a decrease in payments for order flow as a result of the implementation by the SEC of order handling rules, the outcome of which was that the bid/ask spread was reduced thereby reducing market maker margins and corresponding payments for order flow and by decimalization of prices. There can be no assurance that payments for order flow will continue to be permitted by the SEC, the NASD or other regulatory agencies, courts or governmental units.

                         Risks Related to this Offering

There is no market for our Common Stock

     At the present time, there are approximately 85 record holders of our Common Stock. Our Common Stock is not traded, and is not listed for trading on a national or other securities exchange. In addition, our Common Stock is not quoted for purchase or sale by any registered broker dealer. We have no present intention to list our Common Stock on any securities. We may consider this action at such time as a more substantial sale of our Common Stock is contemplated. Accordingly, the Common Stock which you may purchase can not readily be traded nor will there be a readily available bid or asked price for the Common Stock. Accordingly, you may need to hold our Common Stock for an indefinite period.

The offering price in this offering was arbitrarily determined by us.

     The offering price for the securities offered hereby was arbitrarily determined by us and is unrelated to any specific investment criteria, such as assets or past performance. In future transactions, we may determine to offer and sell our securities at prices lower than those set forth in this offering.

Many corporate actions will be controlled by our officers and directors regardless of the opposition of other investors or the desire of other investors to pursue an alternative course of action.

     Our officers and directors, in the aggregate, beneficially own approximately 50% of our outstanding Common Stock. If they act together, these stockholders would be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership would also have the effect of delaying or preventing a change in control of the Company, which could have a material adverse effect on the value of the Common Stock. These actions may be taken even if they are opposed by the other stockholders. In addition, there is a stockholders' agreement between our two principal stockholders obligating each to vote for other's designee as director.

At some future time, we may determine to reduce the offering price for our Common Stock.

     We are offering shares of Common Stock at $3.00 per share. Should we determine in the future that we cannot sell an adequate number of shares at that price, we may determine to reduce the offering price of our shares. If we do so, those who purchased shares prior to such change will have paid a higher price per share than those who may purchase such shares after such change and we do not plan to offer refunds to such prior purchasers.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters described in this Prospectus contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements about our:

o        business strategy
o ability to introduce new products or services and the anticipated growth in revenue form these products or services;
o        uncertainty regarding our future operating results; and
o        plans, objectives, expectations and intentions.

     Statements, other than statements of historical fact included in this Prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements speak only as of the date of this Prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this Prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We have included important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus. These cautionary statements qualify all forward-looking statements.

                                 USE OF PROCEEDS

     We estimate the net proceeds from the sale of the shares of Common Stock we are offering will be approximately $4,175,000, assuming an offering price of $3.00 per share and after deducting estimated sales commissions and offering expenses of approximately $325,000.

     We intend to use these net proceeds as follows: (i) $150,000 for repayment of short-term debt; (ii) $875,000 for retirement of long-term debt incurred in the repurchase of common stock; (iii) $600,000 for technology upgrades; (iv) $450,000 for marketing; (v) $500,000 for recruiting; (vi) $200,000 for office expansion; (vii) $750,000 for acquisition and service agreement costs; and
(viii) $650,000 for general corporate purposes. We reserve the right to vary the use of proceeds to meet our then business requirements.

     At the current time, we do not have any agreements nor are we engaged in any negotiations to make any acquisitions, but are constantly evaluating opportunities to do so.

     The net proceeds will initially be invested in short-term investment grade securities until such time as management can deploy the proceeds.

                           NO MARKET FOR COMMON STOCK

     At the present time, there are approximately 85 record holders of our Common Stock. Our Common Stock is not traded, and is not listed for trading on a national or other securities exchange. In addition, our Common Stock is not quoted for purchase or sale by any registered broker dealer. We have no present intention to list our Common Stock on any securities. We may consider this action at such time as a more substantial sale of our Common Stock is contemplated. Accordingly, the Common Stock which you may purchase can not readily be traded nor will there be a readily available bid or asked price for the Common Stock. Accordingly, you may need to hold our Common Stock for an indefinite period.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the expansion of our business and we do not expect to declare or pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our debt and capitalization as of June 30, 2003, pro forma as adjusted to give effect the sale of 1,500,000 shares of our Common Stock at the offering price of $3.00 per share, and the application by us of the net proceeds as described under "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements, including the notes, included elsewhere in this Prospectus:


                                                                                     June 30, 2003
                                                                       ----------------------------------------
                                                                        Actual(1)               Pro forma(1)(2)
                                                                       --------------  ------------------------
Debt:
Total Debt......................................................       $2,720,824                 $1,695,824
                                                                       ----------                 ----------
Stockholders' equity:
  Preferred Stock $.001 par value,
  3,000,000 authorized no shares outstanding...................
  Common Stock, $.001 par value,
  30,000,000 shares authorized
  9,502,410 shares outstanding actual
  12,002,410 shares outstanding pro forma (3),..................            9,502                    12,002
Additional paid-in capital......................................        7,021,626                11,194,126
Accumulated deficit.............................................       (1,922,909)              ( 1,922,909)
Treasury stock, 2,500,000 shares at cost                               (1,357,915)               (1,357,915)
                                                                       -----------               -----------

Total Stockholders' equity......................................        3,750,304                 7,925,304
                                                                       ----------                 ---------

   Total capitalization.........................................       $6,471,128                $9,621,128
                                                                       ==========                ==========

(1) Does not include a total of 674,901 shares issuable under outstanding warrants and convertible notes and 854,680 shares issuable under options issued pursuant to our employee stock option plan.

(2) Assumes the sale of all of our Common Stock offered assuming half of the offering is subject to a 6% commission and offering costs of $190,000 for a total of $325,000.

(3)  Includes 1,000,000 shares for the capital units plan.

                                    DILUTION

     Purchasers of our Common Stock in this offering will experience dilution in net tangible book value per share. Dilution in net tangible book value per share represents the difference between the offering price of our Common Stock in this offering and the net tangible book value of our Common Stock (the difference between our tangible assets and our liabilities, divided by the number of shares of Common Stock outstanding) immediately after the sum of all of the shares offered hereby.

     As of June 30, 2003, our net tangible book value was $27,032, or $0.003 per share of our outstanding Common Stock. After giving effect to the sale of a maximum number of shares of Common Stock in this offering, and our net tangible book value as of June 30, 2003 would have been $4,202,032, or $0.44 per share of our outstanding Common Stock. This represents an immediate increase in our net tangible book value of $0.437 per share to current stockholders and an immediate dilution of a $2.56 per share to new investors purchasing the shares in this offering.

     The following table illustrates the foregoing information as of June 30, 2003 with respect to dilution to new investors:

Offering price per share............................................ $3.00
     Net tangible book value per share at June 30, 2003               .003
     Increase in net tangible book value per share attributable to new investors..............................................  .437
Net tangible book value per share after this offering...............   .44
Dilution per share to new investors.................................  2.56

     The following table summarizes, as of June 30, 2003, the differences between the total number of shares of our Common Stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders, and the new investors purchasing shares of our Common Stock in this offering based upon an offering price of $3.00 per share:

                                              Shares Purchased               Total Consideration
                                              ----------------               -------------------
                                                                                                         Average
                                                                                                        Price Per
                                           Number         Percent          Amount         Percent         Share
                                           ------         -------          ------         -------         -----
  Existing stockholders.............    10,502,410          87.50        $5,673,213        55.77          0.54
  New investors.....................     1,500,000          12.50         4,500,000        44.23         $3.00
                                         ---------          -----         ---------        -----
           Total....................    12,002,410           100%        10,173,213       100.0%
                                         =========           ===         ==========       =====

     Does not include 2,000,000 shares allocated to our Incentive Stock Plan and 674,901 shares issuable upon exercise of outstanding warrants and convertible notes. Includes 1,000,000 shares issued to our capital units plan. We may issue additional shares to the capital units plan for which we will receive no consideration and which will, therefore, also be dilutive.


                            SUMMARY OF FINANCIAL DATA

     The summary financial data set forth below are derived from and should be read in conjunction with the financial statements included in this Prospectus, including the notes thereto:

                                                                          As and For Six
                                         As and For Year                   Months ended
                                        ended December 31                     June 30
                                       2001            2002            2002              2003
                                       ----            ----            ----              ----
                                               (In thousands, except per share data)
Consolidated Operations Data:

         Revenues                  $ 2,604           $11,250           $ 5,819          $ 7,254
         Net Loss                  $  (710)          $  (845)          $  (312)         $  (205)
         Net Loss per share        $ (0.10)          $ (0.12)          $ (0.04)         $ (0.03)


Consolidated Balance Sheet Data:

         Current Assets            $   859           $ 1,087          $   849           $ 1,780
         Working Capital           $  (373)          $  (104)         $  (463)          $   319
         Stockholders' Equity      $ 3,845           $  3,068         $ 2,642           $ 3,750


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     The following discussion and analysis contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate", "believe", "estimate" and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  The Company's  actual results,  performance or  achievements  could differ materially from the results expressed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences should be read in conjunction with, and is qualified in its entirety by, the Company's consolidated financial statements, including the notes thereto. Historical results are not necessarily indicative of trends in operating results for any future period. As used herein, "fiscal year" refers to the applicable fiscal year ending December 31 of the applicable calendar year, and fiscal quarter refers the applicable fiscal quarter ending..


Results of Operations

         Comparison of Fiscal Years 2002 and 2001

     When we commenced operations in October, 2001 we had approximately 190 independent registered representatives that produced $2,495,443 in gross commissions for fiscal year 2001. During this time the Company also formed a registered investment advisory company which commenced operations late in fiscal year 2001 which resulted in reporting advisory fee income of $15,540. In addition, the Company had other income of $93,324 bringing the total reported revenue to $2,604,307 for fiscal year 2001. The Company incurred $3,510,747 in operating expenses and recorded a deferred tax benefit of $195,916 which resulted in a reported net loss of $710,524. Due to the terrorists attacks and the resulting world market uncertainty initial operating results were below management's expectations.

     As the markets stabilized and management sought additional revenue by actively recruiting new independent registered representatives, gross commissions for 2002 became more stable and started to increase towards the end of the fiscal year. Gross commissions were reported at $10,556,720 for 2002, advisory fee income was $340,560 and other income was $352,485, which gave the Company total revenues of $11,249,765. Operating expenses for fiscal year 2002 were $12,330,936 and there was an additional deferred tax benefit reported of $235,758 which resulted in a reported net loss of $845,413.

     Although fiscal year 2002 resulted in a net loss, the Company was able to continue its commitment in developing technology platforms to process voluminous customer transactions and support information systems for its growing network of independent registered representatives. This was financially feasible due to the Company's ability to raise capital by the sale of its common stock through several private offerings. During 2002 and 2001 the Company raised $1,280,000 and $661,000, respectively, as a result of its private placement activities. In addition, the Company received $300,000 in debt financing through three unrelated individuals, two of which subsequently converted their promissory notes in fiscal year 2002 to $200,000 of the Company's common stock.

     As a result of these activities the Company's working capital deficit was decreased from a working capital deficit of $373,398 as of December 31, 2001 to $104,207 as of December 31, 2002. During fiscal year 2002, the Company utilized net cash of $1,069,342 to fund its operating loss. However, despite these activities, the cash position still increased by $224,183 to $664,138. During fiscal year 2001 the Company purchased $155,704 in equipment as part of its required start-up and $4,244 was expended in 2002. The balance of the Company's financing needs was met through commitments to various leasing arrangements. (See "Future Commitments" for further details).

         Comparison of Six Months Ended June 30, 2003 and 2002

     For the six months ended June 30, 2003, we have grown our network of independent registered representatives to approximately 290, and generated $6,889,688 in gross commissions and $200,718 in advisory fees. The Company also recorded other revenues of $163,785, which resulted in total revenue of $7,254,191. The comparable six months ended June 30, 2002 reflected total revenue of $5,819,423 which was comprised of $5,520,840 in gross commissions, $135,951 in advisory fees and other revenue of $162,632. The 25% growth in gross commissions and 48% growth in advisory fees is a result of management's recruiting efforts to expand the network of independent registered representatives, conscience efforts to support individual production, and, to a lesser extent, the result of a recovering and stabilizing market place.

     During the six months ended June 30, 2003 and 2002, we incurred $7,516,078 and $6,240,813, respectively, in operating expenses. This resulted in reporting net losses of $205,433 and $312,426, respectively. Management plans on continuing its recruiting activities to further the growth trends recently experienced.

     Management also has continued its commitment to develop and enhance the Company's technology by expending approximately $110,000, during the six months ended June 30, 2003, thereby making available to its network of independent registered representatives comprehensive and sophisticated informational programs to support their customer relations. To fund this commitment the Company continued to raise capital through the sale of its common stock. For the six months ended June 30, 2003 stock sales, through a private placement, totaled approximately $1,025,000.

     As a result of the stock sales, the Company increased its cash position by $615,127 from fiscal year 2002 to $1,279,265 as of June 30, 2003. In addition, its working capital increased by $565,840 to $423,171, as of June 30, 2003, in comparison to a working capital deficit of ($104,207) at the 2002 fiscal year end. To further its business plan, management will offer shares of the Company's common stock through this Prospectus.

Future Commitments

     As of December 31, 2002 the Company's contractual obligations related to long-term obligations (See Notes 8, 9, 12 and 13 to the Consolidated Financial Statements) are as follows:

                                                     Less than 1                                       More than 5
Contractual Obligations              Total               year         1-3 years     4-5 years           years
-----------------------              -----               ----         ---------     ---------           -----
Capital lease obligations            $    72,908    $   39,196      $   33,712      $   -                $ -
Operating lease obligations            1,313,117       280,389         593,040       439,688               -
Purchase commitments                      49,892        20,856          25,666         3,370               -
Notes payable                          1,454,000       179,000       1,275,000          -                  -
Employment Agreements                    870,000       490,000         190,000       190,000               -
Total                                  3,759,917     1,009,441       2,117,418       633,058               -


     On January 17, 2002, the Company entered into a Registered Representative Recruiting Agreement. The recruiter is to receive five (5%) percent for the first year and four (4%) percent for two through six of any gross concessions APFSI derives from independent representatives that register with the Company as a direct result of the recruiter's efforts. The Company, in its sole discretion, has the right to approve or disapprove or disapprove registration without incurring any obligation to the recruiter.

     On August 19, 2002, the Company entered into a three year employment agreement with one of its employees. As compensation for services the individual is to receive a base salary of $75,000 for the initial year, $100,000 for the second year of the term and $125,000 for the third and any subsequent years of the term. The term shall extend automatically in one year increments subject to termination notice given by either party.

Liquidity and Capital Resource

     The Company established a revolving credit facility on October 31, 2002 with the North Fork Bank. The maximum permissible borrowings under this arrangement are $75,000. Interest is payable at a rate equal to .5% above the bank's prime rate. No interest was paid on this note for the year ended December 31, 2002. This credit facility is secured by the Company's cash balances maintained at the bank. At June 30, 2003, the outstanding amount of this credit was $42,421 and the Company incurred interest expense of $1,100 for the six months ended June 30, 2003.

     On March 26, 2002 the Company executed a convertible promissory note with one of its directors for $100,000. Interest accrues at a rate of seven (7%) percent per annum. The principal shall not be repaid, in whole or in part, without the consent of the holder. The holder shall have the sole right to convert any portion of the outstanding principal and accrued interest into units at a price of $50,000 per unit offered under the Company's private placement memorandum. Each unit consists of 25,000 shares of common stock of the Company and a five-year warrant to purchase 8,334 shares of common stock. As of June 30, 2003, accrued interest payable was $9,537.

     In May 2002, in order to settle claims of a former stockholder, officer and employee, the Company repurchased 2,500,000 shares of common stock from such person at a cost of $1,357,915. Under the terms of the settlement, the Company is to make twelve (12) equal monthly payments of $15,000, twelve (12) equal monthly payments of $20,000 and twelve (12) equal monthly payments of $25,000 with a balloon payment of $875,000 at maturity on June 1, 2005, all without interest. The imputed interest rate is 6.75% per annum and the Company rendered interest expense of $52,590 for year ended December 31, 2002.


     The annual maturities of principal payable are as follows:

      Years Ending
      December 31,
      ------------
         2003                    $179,000
         2004                     301,000
         2005                     974,000
                           ---------------
                               $1,454,000
                           ===============

Inflation

     The Company does not believe that inflation has had, or will have in the foreseeable future, a material impact upon the Company's operating results.

Accounting Pronouncements:

     In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. The provisions of this Statement became effective on March 1, 2002 and were required to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The adoption of SFAS No. 142 did not have a material impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is required to adopt the provisions of SFAS No. 143 effective March 1, 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on our financial statements.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. Certain provisions of this statement related to the classification of gains and losses from extinguishment of debt are required to be adopted by the Company beginning March 1, 2003. All other provisions were required to be adopted after May 15, 2002. It is not anticipated that the adoption of this statement will have a material impact on the consolidated financial position, consolidated results of operations or liquidity of the Company.

     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities and became effective for the Company on January 1, 2003.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No, 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will continue to account for stock-based compensation to employees under APB Opinion No. 25 and related interpretations.


Concentration of Credit Risk

     The Company is engaged in various brokerage activities, in which customer transactions are cleared through unrelated vendors. In the event that these parties do not fulfill their obligations, the Company may be exposed to risk inclusive of disrupted operations. To reduce this risk, the Company continuously monitors these functions.

     The Company's revenue is dependent upon economic and market conditions, as well as its ability to process voluminous customer transactions. The Company is vulnerable to risk if economic and market conditions weaken.

     The Company has several cash accounts in a financial institution that are in excess of the amount insured by the Federal Depository Insurance Corporation
(FDIC). At June 30, 2003 the excess was $801,374. The risk is managed by maintaining all deposits in high quality institutions.


                                  OUR BUSINESS

Introduction

     American Portfolios Holdings, Inc., a Delaware corporation was formed as a financial services holding company. Our first objective was to obtain a registered broker dealer and registered investment advisor to implement our strategy of an independent contractor/registered representative network model for the purchase and sale of stock, bonds, mutual funds and insurance products. In March 2001, one of our subsidiaries became a registered investment advisor. In May 2001 we acquired a broker dealer with NASD approval, which is now our wholly owned subsidiary and the underwriter of this offering. In October, 2001, we effected the transfer to us of an existing independent contractor/registered representative network consisting of approximately 187 registered representatives, previously operated by Lon T. Dolber and Russell Clark, our principal stockholders, at which time we commenced our business. As of June 30, 2003, our network has grown to a total of approximately 293 registered representatives.

     Our principal product offerings include mutual funds, bonds and CDs, common stock, insurance products and advisory services.

     Our network model is based on brokerage offices owned and operated by an independent contractor/registered representatives under the regulatory umbrella of our registered broker dealer subsidiary and our registered investment advisor subsidiary, and which are subject to our overall business management. Our model is designed to be a growth model with relatively low capital and operating expenses.

     Ownership of a substantial amount of our outstanding Common Stock by our independent contractor/registered representatives is basic to building our network and is sought to be accomplished by our Capital Units Plan. We have an Incentive Stock Option Plan for our employees.

     We were incorporated in Delaware in 1999. Our executive office is located at 4250 Veterans Memorial Highway, Holbrook, New York 11741. Our telephone number is 631-439-4600. We maintain an Internet Web site at http://www.americanportfolios.com. Information contained on our Internet Web site is for informational purposes only and is not a part of this Prospectus.

History

     Lon T. Dolber, our President, operated a network of independent contractor/registered representatives under the umbrella of a non-affiliated broker dealer, Nathan & Lewis Securities, Inc. ("Nathan & Lewis"). Mr. Dolber was a registered representative licensed with Nathan & Lewis within the network. Mr. Dolber was a registered principal of Nathan & Lewis.

     The Nathan & Lewis independent contractor/registered representative network managed by Mr. Dolber, included a total of approximately 187 registered representatives, approximately 35 branch offices and generated approximately $10 million of gross commissions for the twelve months prior to September 30, 2001.

     We were formed to acquire or create a broker dealer, transfer all of the substantial part of Mr. Dolber's independent contractor/registered representatives network to our broker dealer license and grow this business by taking actions designed to enhance the size of the network and the products the network sells. The initial transfer of licenses took place on or about October 1, 2001. As of June 30, 2003, we have a total of approximately 293 registered representatives in 68 offices.

Independent contractor/registered representative network operating model

     Independent contractor/registered representative network operating model compared with conventional model.

     The conventional model has registered representatives as employees. All of their expenses are paid by the broker dealer and the registered representatives typically get 40%-50% or less of the gross commission income which they generate.

     The network model, which we use, has registered representatives as independent contractors operating their own offices, bearing substantially all of their own operating expenses and receiving approximately 70-85% of the gross commission income which they generate.

     The conventional model favors relatively smaller producers, although it will also include some major producers that need the infrastructure and reputation of a large brokerage firm to obtain and retain major accounts. The broker dealer must incur significant expenses for salaries, fringe benefits, taxes, offices, equipment and staff. As commissions are reduced across the industry by competitive pressures, and declining market prices, the conventional model is adversely effected by its relatively high overhead per registered representative.

     The network model favors relatively larger or self sustaining, producers (although not the largest producers who presumably need the support of a large brokerage firm). The independent contractor/registered representatives determine the amount of overhead they will individually incur, within the rules established by us, and can take on the activities that are consistent with their respective client bases. Since overhead costs incurred by an independent contractor/registered representatives are relatively fixed, when independent contractor/registered representatives increase their production of commission income, the increase could be largely reflected as profits to them. Thus, these registered representatives have a strong incentive to increase their business.

     We do not incur capital expenses for the network offices, other than providing basic trading and communication equipment to each office on a turnkey basis, and a supply of stationary and communications services covering a period of one year.

     Supervisory services are currently provided by a certain number of our employees forming our compliance department, and by certain of our registered representatives holding Series 24 or 26 licenses, who are compensated for such supervisory services by a portion of the cash flow of the offices they supervise, and who have a significant interest in our Capital Units Plan.

         How the network model operates.

     Our registered representatives are organized into branch offices consisting of one or more registered representatives, the expenses of which are borne by the registered representative. Each registered representative signs an agreement with us, covering, among other matters, compensation, SEC and NASD regulation and termination of the relationship. Each office is supervised by a principal with required licenses who is either resident in that office or at a geographically contiguous office, the costs of whom were borne by the offices being supervised.

     Each office is provided by us with trading and communications equipment, and one year's supply of stationery and communication services. In addition, compliance filings for our registered representatives are carried out by us. Each office employs and pays for its own staff, rent, insurance, and other communication charges and office expenses. We provide the broker dealer license and compliance necessary for the registered representatives to operate, and arrange for trading and clearing services and the collection of fees and remittances to the registered representatives. We also provide an extensive information system that is internet based concerning customer trading execution and accounts, credit for margin purchase, and the like and concerning accrued registered representatives compensation. The percentage of commissions remitted to the registered representatives by us is based on the respective volume of production.

Retention and growth of the independent contractor/registered representative network

     In order for us to operate profitably and grow, we must retain our independent contractor/registered representatives in the network and offer an environment in which we can add new registered representatives to the network.

     We have implemented a Capital Units Plan which is intended to be a key means for retention of our independent contractor/registered representatives network. Capital Units are allocated at the end of each of our fiscal years. Initially, 1000 capital Units will be allocated annually for each $1 million of gross securities commissions, investment advisor fees and insurance premiums, although such number of Capital Units may be changed in the future. A portion of the Capital Units will then be allocated to Qualified Branch Managers (who supervise at least one registered representative and have $250,000 of gross commissions for his or her office and are approved by the Board of Directors) and the remaining Capital Units will be allocated to registered representatives and registered advisors (other than Qualified Branch Managers). Allocations among Qualified Branch Managers will be in proportion to their respective offices' production. Allocation among registered representatives will be based on classes of relative production, and then in proportion to their respective production within a class. 1,000,000 shares of Common Stock have been issued to the Capital Units Plan and it is anticipated that additional shares of our Common Stock may be issued to the Capital Units Plan in the future although there can be no assurance of additional issuances. Upon consummation of a public offering or offerings by the Company resulting in a registration of our Common Stock under the Exchange Act, a sale of the Company's assets, a merger of the Company with a change of control, or sale of a majority of our outstanding Common Stock in one or a related series of transactions (each a "Triggering Event"), the shares of Common Stock then issued to the Capital Units Plan will be allocated among the independent contractor/registered representatives based on their respective numbers of Capital Units. The shares allocated to a member will vest one year after the Triggering Event. This is designed to insure that the value related to the Triggering Event (the relationship with key registered representatives) will have a duration of at least one year.

     Our financial and support arrangements, the Capital Units Plan and the Incentive Stock Option Plan discussed later in this Prospectus are designed to provide an incentive for additional registered representatives to join our network. During this period of reduced profitability, the conventional model broker dealers have, in certain instances, been dismissing registered representatives to reduce overhead, and we will seek to recruit the stronger producers from among these persons. As our network grows, it should develop additional financial strength and thus enhance its attractiveness. However, there can be no assurance of the growth or stability of our network.

Commencement of operations

         Our Management Team

     Our management is led by Lon T. Dolber, President and Chief Executive Officer, Russell Clark, Vice President, and Melissa Grappone, Secretary and Treasurer. Supervision of the network is overseen by Lon Dolber and Russell Clark. Mr. Dolber is presently the President of the broker dealer and is in charge of broker dealer supervision. Other senior management will be added as required. Critical information technology functions are supervised by Robert Dolber. Ms. Grappone and Robert Dolber are the sister and brother of Lon T. Dolber.

         Our Broker Dealer

     In May 2001, we consummated the purchase of Triad Financial, Inc. ("Triad"), a licensed broker dealer then located in Jericho, New York. Triad was then owned and managed by Frank Baiata. The purchase of Triad involved the issuance of a total of 2,550,000 shares of our Common Stock to Mr. Baiata. Mr. Baiata's employment by APFSI, formerly known as Triad, was terminated by APFSI in April 2002, and his shares were repurchased in May 2002.

         Our Investment Advisor

     In March 2001, we created a subsidiary, American Portfolios Investment Advisors, Inc. which was then licensed as an investment advisor under the Investment Advisors Act of 1940. We assist our independent contractor/registered representatives in obtaining the licenses necessary to operate under the license of our investment advisor. This is an additional revenue stream for our network, and should be of benefit to our independent contractor/registered representatives in those areas where investment advisory fees are substituted in whole or part for trading commissions.

       Our Independent Contractor/Registered Representative Network

     As of June 30, 2003, our network included approximately 293 registered representatives organized in 68 network branch offices located in New York, Massachusetts, New Jersey, Rhode Island, Virginia, Pennsylvania, Georgia,
Arizona, Maryland, Kansas, Connecticut, New Hampshire and Maine. The gross commission income of the network for the 12 months ended June 30, 2003 was approximately $12 million and the approximately 40,000 customers of the network had an aggregate of approximately $2.2 billion under our management at that time.

       Products and Services

     Our registered representatives collectively offer the following products. During the 12 months ended June 30, 2003, gross commission income was received in approximately the following percentages for such products:

         Variable Annuities                 25%
         Mutual Funds                       22%
         General Securities                 20%
         12b-1 Fees from
            Mutual Funds                    17%
         Fixed Annuities                     3%
         Life Insurance                      3%
         Managed Accounts                    3%
         Other                               7%
                                           ----
                                           100%
                                           ====

Key Affiliations

         Clearing Operations

     The purchase and sale of securities, margin loans and the safekeeping of securities require significant capital and data acquisition, storage, processing and reporting. We have a clearing relationship with Bear Stearns Securities Corp. ("BSSC"), a wholly owned subsidiary of Bear, Sterns & Co., Inc. under an agreement with BSSC. BSSC is among the largest clearing brokers in the industry. We also have a clearing relationship with Pershing & Co., a division of BNY Securities Group ("Pershing").

         Reporting Tools

     We, through our broker dealer subsidiary, are a member of National Securities Clearing Corporation ("NSCC"). We participate in NSCC's commission settlement program. Between the daily downloads we receive from BSSC, Pershing and NSCC, our information technology operations produce a detailed commission statement for our registered representatives. Commission Web delivers trade commissions, payouts and activity reports directly to registered representatives' desktops. Using a standard Web browser, they are able to view their commissions and payout on a daily basis. All data related to payout is included, such as general securities trades, direct business trades, adjustments and overrides. Registered representatives can view only their data. Commission Web links directly to our Commission Manager database for data and process integration. Additional modules are available for branch managers and our management, so that they can view production across a branch by registered representatives or for the entire network.

     We subscribe to the Statement One reporting service. Statement One provides us with an enterprise-wide solution for Web-based, consolidated account reporting. Our registered representatives can see their client positions, whether those positions are at our clearing firm or at a mutual fund management company. The registered representatives can give their clients access to their account positions via the Web as well. Registered representative can batch e-mail or print statements to clients monthly or quarterly. Statement One replicates the network's data to the Company for purposes of compliance and added report functionality.

     The above information is delivered on a Web based application via the internet. We view our reporting tools as an advantage in recruiting and retaining registered representatives in our network and in helping them service retain and expand their client base.

Our Revenue Streams

     The building, maintenance and expansion of our network for trading in securities and investment advice provides us with a number of revenue streams of varying importance. They include the following:

o The portion of gross commission income which is not remitted to our registered representatives.

o The portion of investment advisory fees not remitted to our registered representative investment advisors.

o The portion of earned insurance commission income not remitted to our registered representatives.

o A portion of the execution fee charged by our clearing brokers for clearing functions.

o    A portion of customer margin charges of our clearing broker.

o A percentage of the assets maintained by our clearing brokers in money market accounts.

o    A percentage of the assets maintained by the clearing brokers as cash.

o A portion of the annual account maintenance fee charged by our clearing brokers.

     If we engage in investment banking activities, we would receive a portion of the commissions and possibly warrants and advisory fees. This is an activity which becomes more feasible as the network grows and we have the requisite customer base to distribute substantial amounts of securities and the cash flow to hire investment banking personnel. In addition, if we engage in margin and acquisition activities, we would retain all of the fees. It should be noted that the fees charged by our broker dealer subsidiary in this offering are entirely allocated to our registered representatives who effect sales, and we will not retain any portion of such fees.

Competition

     Our business is highly competitive. The most productive independent contractor/registered representatives in our network are subject to ongoing offers from other organizations. We believe our structure and programs are designed to provide the basis for the stability and growth of our network, but we will be competing with many other organizations, many of which are better capitalized and more established.

     In addition, the maintenance by our registered representatives of their respective customer bases is subject to competitive pressures. Larger broker dealers make intensive efforts to convert other firms' customers to their organization through direct mailings, telephone solicitation and seminars or investment advertisements. Discount brokers, particularly those that are internet based, continue to offer lower commissions.

     It is anticipated that investment advisory services can be a key competitive tool for us, since they shift the focus from the cost of execution to the quality of the advice and judgment of our registered representatives who are registered investment advisors. In addition, investment advisory services, by their nature, have a much longer prospective than trading relationships.


Government Regulation

     There is intensive regulation of all aspects of our business by the National Association of Securities Dealers ("NASD), the Securities and Exchange Commission ("SEC") and state securities regulatory authorities. Broker dealer registration, in additional to NASD requirements, must be obtained and maintained in each state in which the network has an office.

         Supervision

     Approximately 52 registered representatives are currently acting as managers and are located in key cites, and 40 of such persons constitute our
Office of Supervisory Jurisdiction. These registered representatives are responsible for supervising all of the independent contractor/registered representatives in their respective geographic areas and hold Series 7 and 24 or Series 6 and 26 licenses.

         Broker Dealer Regulation

     Broker dealers, such as our subsidiary, are subject to extensive regulation under federal and state law. The SEC is the Federal agency responsible for administering the Federal securities laws. In general, broker dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the Exchange Act, every registered broker dealer that does business with the public is required to be a member of and is subject to the rules of the NASD. The NASD has established Conduct Rules for all securities transactions among broker dealers and private investors, trading rules for the over-the-counter markets, and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the Federal securities laws and its own rules, and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

     Broker dealers are also subject to regulation under state law, and must be registered in each state in which they transact business. An amendment to the Federal securities laws prohibits the states from imposing substantive requirements on broker dealers which exceed those imposed under Federal law. The amendment, however, does not preclude the states from imposing registration requirements on broker dealers that operate within their jurisdiction or from sanctioning these broker dealers for engaging in misconduct.

         Net Capital Requirements; Liquidity

     We are subject to the net capital rule. The net capital rule, which specifies minimum net capital requirements for registered brokers dealers, is designed to measure the general financial integrity and liquidity of a broker dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Among these deductions are adjustments which reflect the possibility of a decline in the market value of an asset prior to disposition.

     Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies, and ultimately could require the broker dealer's liquidation. The net capital rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm's net capital below a certain level.

     The net capital rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates, if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker dealer. In addition, the net capital rule provides that the total outstanding principal amount of a broker dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

     A change in the net capital rule, the imposition of new rules or any unusually large charge against net capital could limit those of our operations that require the intensive use of capital, such as the financing of customer account balances, and also could restrict our ability to pay dividends, repay debt and repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

     Registered broker dealers are required to maintain membership with the Securities Investor Protection Corporation (SIPC). SIPC protects securities customers of a member broker dealer for up to $500,000 (including $100,000 of claims for cash). Our broker dealer subsidiary is a member of SIPC and has established a fully-disclosed clearing agreement with BSSC. Clients of APFSI who maintain accounts at BSSC are protected up to the amount of total net equity representing a loss of securities and/or cash. The protection for BSSC clients is provided by SIPC for amounts up to $500,000 per covered account of which $100,000 may be in cash, and an excess securities bond issued by the Travelers Casualty and Surety Company provides protection up to the amount of the covered account's net equity representing a loss of securities and/or cash in excess of the underlying primary SIPC protection. The covered account protection applies when a SIPC broker dealer member fails financially and is unable to meet obligations to securities clients, but it does not protect against losses from the rise and fall in the market value of customers' investments.

         Additional Regulation

     Due to the increasing popularity and use of the internet, regulatory authorities are considering laws and/or regulations with respect to the internet covering issues such as user privacy, pricing, content, copyrights and quality of services. In addition, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies. Furthermore, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. We have customers residing in 35 states and these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Failure by us to qualify as a broker dealer in such other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so due its Internet presence could subject us to taxes and penalties for the failure to qualify. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the Internet and other online services.

Facilities

     We maintain our executive offices in Holbrook, New York, in an approximately 11,000 square foot space. The facility is maintained under a lease expiring in May 31, 2007 providing for an annual rent of approximately $280,000. In addition to our management operations, the headquarters includes sublet facilities for approximately 20 independent contractor/registered representatives who pay rent to us and work closely with our management.

     Depending on circumstances, we may develop other offices comparable to the Holbrook office, designed for network member subletting, since such an arrangement can generate additional income, facilitate supervision and provide a suitable base for recruitment activities. However there can be no assurance of this development.

Employees

     At June 30, 2003, we had 22 employees, including 5 executives and 17 administrative and clerical employees. We believe our employee relationships are good.

Litigation

     We are presently not a party to any litigation, nor has it received claims that may result in litigation, other than an NASD arbitration which we believe incorrectly names us as a party.

Repurchase of Our Common Stock

     Following litigation commenced by Mr. Frank Baiata, then a director of the Company, and formerly president of our broker dealer subsidiary, a settlement was reached in May 2002 providing substantially as follows. The 2,500,000 shares of our Common Stock then owned by Mr. Baiata was sold to the Company in exchange for the following payments, without interest: $15,000 per month for the first year, $20,000 per month for the second year, $25,000 per month for the third year and a balloon payment at the end of the third year in the amount of $880,000; a total of $1,600,000. The obligations of the Company to Mr. Baiata are secured by the 2,500,000 shares of our Common Stock sold by him to the Company and by a total of 1,250,000 shares of our Common Stock owned by Mr. Dolber and Mr. Clark. With respect to the latter shares, the same will be released quarterly in proportion to the payments made to Mr. Baiata. During the time that shares of Messrs Dolber and Clark are in escrow, the same will be voted by Messrs. Dolber and Clark, respectively. The shares of our Common Stock repurchased from Mr. Baiata are being treated as issued but not outstanding, and have no voting rights.

                            MANAGEMENT OF THE COMPANY

     Our executive officers and directors are as follows:

Name                     Age         Position
----                     ---         --------
Lon T. Dolber            47
                                     Chief  Executive  Officer,  President  and
                                     Chairman  of the
                                     Board and President of APFS
Russell Clark            53          Vice President and Director

Melissa Grappone         41          Treasurer and Secretary

Robert Dolber            46          Chief Information Officer

Tom M. Wirtshafter       49          Director

     All of our Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of our Board of Directors. Lon T. Dolber, Robert Dolber and Melissa Grappone are brothers and sister.

     Biographies of the executive officers and Directors of the Company are as follows:

     Lon T. Dolber has been a registered representative since 1979 and has been a director and the President and Chief Executive Officer of the Company since January 2000 and President of American Portfolios Financial Services, Inc. since April 2002. Between 1996 and September 2001, Mr. Dolber was affiliated with Nathan & Lewis where he was responsible for a group of registered representatives operating under an umbrella organization referred to as American Portfolios Financial Services, Inc. Prior thereto and for a period of five years, Mr. Dolber was a registered principal with MFI Investments Corp. Prior thereto and for a period of twelve years, Mr. Dolber was a registered representative with First Investors Corp.

     Russell Clark has been a registered representative since 1987, and has been a director and a Vice President of the Company since January 2000. Mr. Clark was associated with Nathan & Lewis from 1996 to September 2001. Prior thereto and for approximately six years, he was associated with MFI Investment Corp. Mr. Clark holds a BA degree from the University of Virginia.

     Melissa Grappone has been a registered representative since 1994, and has been the Treasurer and Secretary of the Company since January 2000. She was associated with Nathan & Lewis from 1996 to September 2001. Prior thereto and for approximately two years she was associated with MFI Investments Corp. and prior thereto, with other broker dealers. Ms. Grappone holds a BA degree from the University of South Carolina.

     Robert Dolber has been Chief Technology Officer of the Company since July 2001. Between July 1997 and June 2001, Mr. Dolber worked for The Hearst Corporation in capacities which were related to information technology and computer networks. Prior thereto, Mr. Dolber held various positions with several United States agencies related to electronics and information technology. Mr. Dolber holds an associates degree from New York Institute of Technology.

     Tom M. Wirtshafter has been a director since May 2002. From March 2003 to the present, Mr. Wirtshafter has been the Senior Vice President and Chief
Operating Officer, respectively, of AXA Financial and AXA Advisors, financial services companies. From January 2002 to March 2003, he was Executive Vice President of Golden Retirement Resources. From June 2001 to January 2002 he was a consultant to Town Square Securities. Prior thereto and for 23 years, he was associated in varying capacities with Nathan & Lewis, most recently as Executive Vice President and Chief Operating Officer. Mr. Wirtshafter combines financial product and service expertise, and investment and financial planning, with a strong technological and operations background. He recently served as 2001 Vice Chairman of the National Association of Securities Dealers District Committee #10 (New York). Mr. Wirtshafter holds a B.A. degree from Wittenberg University and an M.B.A. degree from New York University.

Committees of the Board of Directors.

     We currently do not have committees of the Board, but plan to establish compensation and audit committees prior to the effectiveness of the registration statement of which this Prospectus is a part.

Director Compensation

     Our directors do not receive any cash compensation for their service as members of the board of directors, but they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors, except that non-employee directors will be awarded stock options for such service. To date, our non-employee director, Thomas Wirtshafter has received options to purchase 40,500 shares of common stock at $2.00 per share.

Compensation Committee Interlocks And Insider Participation

     We do not have a compensation committee, and none of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

Executive Officer Compensation

         Summary Compensation:

     The table below shows summary information concerning annual and long-term compensation awarded to, earned by or paid to Lon Dolber, our President and Chief Executive Officer for the years ended December 31, 2002 and December 31, 2001. Our named executive officer may have received other personal benefits in addition to salary and bonus during the periods stated.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation              Long-Term Compensation
                                         -------------------              ----------------------
Name and Principal Position          Year      Salary       Bonus      Options         Compensation
-------------------------------------------------------------------------------------------------------
Lon Dolber, President and Chief      2002                                        -                 -
Executive Officer                                 -            -
Lon Dolber, President and Chief      2001                                        -                 -
Executive Officer                                 -            -

         Option Grants in Fiscal Year 2002

     The table below shows information regarding stock options and freestanding stock appreciation rights, or SARS, granted to our chief executive officer and our other executive officers during the fiscal year ended December 31, 2002. The assumed rates of appreciation of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. We believe that stock price appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the recent value of stock options. No gain to optionees is possible without an appreciation in stock prices, and any increase will benefit all stockholders commensurately. We cannot assure you that the amounts reflected in this table will be achieved.


                                                                                                Potential Realizable
                                                                                                Value at Assumed
                                      Individual Grants                                         Annual Rates of Stock
                                                                                                Price Appreciation for
                                                                                                Option Term
----------------------------------------------------------------------------------------------------------------------
                              Number of        % of Total
                              Securities       Options/SARs
                              Underlying       Granted to        Exercise or
                              Options/SARs     Employees in      Base Price    Expiration
Name                          Granted (#)      Fiscal Year       ($/Sh)           Date          5%($)          10%($)
----                          -----------      -----------       ------           ----          -----          ------

Lon Dolber,                        -                -             -                 -             -              -
   President and Chief
   Executive Officer
Robert Dolber,                120,000               -            1.50          12/17/2011        .07            .15
   Chief Technology
   Officer
Frank Giachetto,              120,000               -            1.50          12/17/2011        .07            .15
   Director of
   Compliance
Melissa Grappone              120,000               -            1.50          12/17/2011        .07            .15
   Director of
   Transitions
Tom LoManto,                   40,500               -            1.50          12/17/2011        .07            .15
   President of
    Advisory Company
Thomas Wirtshafter,            40,500               100%         2.00          12/17/2012        .10            .20
   Director


         Aggregated Option/SAR Exercises And Fiscal Year End Option/SAR Values

     The table below shows information concerning the exercise of stock options and freestanding SARs during the fiscal year ended December 31, 2002 by our named executive officer and the value of unexercised stock options and freestanding SARs held as of December 31, 2002. The value of unexercised in the money options/SARs at fiscal year end is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed offering price of $3.00 per share, multiplied by the number of shares underlying the options.

                                                            Number of Securities Underlying     Value of Unexercised
                                                            Unexercised Options/SARs at         In-the-Money
                                                            Fiscal Year End (#)                 Options/SARs
                                                                                                at Fiscal Year End ($)
                                                            ----------------------------------- --------------------------------
                              Shares
                              Acquired on      Value
Name                          Exercise (#)     Realized     Exercisable     Unexercisable       Exercisable    Unexercisable
----                          ------------     --------     -----------     -------------       -----------    -------------

Lon Dolber, President and          -              -              -               -                   -              -
Chief Executive Officer

Employment Agreements

     In May 2001, we entered into an employment agreement with Ms. Grappone, our Secretary and Treasurer. The agreement expires on May 14, 2004, but is automatically renewed for additional one-year periods commencing each May 15 unless either party gives written notice to the other of its desire not to renew such term, which notice must be given no later than three (3) months prior to the end of each term on any such renewal. The agreement provides for a compensation package of $90,000 in the first year, which sum increases by five (5%) percent per year in each of the following two years. In addition, Ms. Grappone participates in the Company stock option program and deferred compensation plan, and may participate, on the same basis as other executive employees, in our group, life, health, accident and hospitalization insurance programs. Ms. Grappone has agreed to maintain the confidentiality of any confidential or proprietary information of the Company. In the event the Company terminates Ms. Grappone's employment other than as a result of her death, disability or an uncured material breach of the employment agreement, Ms. Grappone shall be entitled to continued payment of her base salary through the end of the term of the employment agreement plus a quarterly sum, for the remaining term, equal to any bonuses awarded to Ms. Grappone during the twelve months preceding termination divided by four.

     In May 2001, we entered into an employment agreement with Mr. Robert Dolber, our Chief Technology Officer. The agreement expires on May 14, 2004, but is automatically renewed for additional one-year periods commencing each May 15 unless either party gives written notice to the other of its desire not to renew such term, which notice must be given no later than three (3) months prior to the end of each term on any such renewal. The agreement provides for a compensation package of $90,000 in the first year, which sum increases by five (5%) percent per year in each of the following two years. In addition, Mr. Dolber participates in the Company stock option program and deferred compensation plan, and may participate, on the same basis as other executive employees, in our group, life, health, accident and hospitalization insurance programs. Mr. Dolber has agreed to maintain the confidentiality of any confidential or proprietary information of the Company. In the event the Company terminates Mr. Dolber's employment other than as a result of his death, disability or an uncured material breach of the employment agreement, Mr. Dolber shall be entitled to continued payment of his base salary through the end of the term of the employment agreement plus a quarterly sum, for the remaining term, equal to any bonuses awarded to Mr. Dolber during the twelve months preceding termination divided by four.

Stock Option Plans

     On December 18, 2001, we adopted a stock option plan to provide for the issuance of stock options for up to a maximum of 2,000,000 shares of Common Stock. As of June 30, 2003 options have been granted for the purchase of a total of 854,680 shares. Options under the stock option plan are either "incentive," which are meant to qualify under Section 422 of the Internal Revenue Code or "non-qualified," which do not qualify as incentive options under the Code. Subject to the terms of the stock option plan, the Board of Directors is solely responsible for the administration of the stock option plan, including the granting of awards and the determination of the purchase of options. Under the stock option plan, the exercise price for qualified stock options may not be less than one hundred (100%) percent of the fair market value of a share of our Common Stock at the time the option is granted. The term of a stock option is generally ten (10) years and each award will vest in accordance with a schedule determined by the Board of Directors at the time of grant. Officers and key employees are eligible to receive options under the stock option plan.

Limitation of Liability and Indemnification Matters

     Our bylaws require us to indemnify our officers and directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware. Generally, Section 145 permits a corporation to indemnify a person who was or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     In addition, the General Corporation Law requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of the director is expressly provided by statute.

     We may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as our directors or officers, whether or not we would have the power to indemnify such person against such liability, as permitted by law.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth certain information as of June 30, 2003 regarding the beneficial ownership of our Common Stock held by each of our executive officers and directors; our officers and directors as a group; and each person who beneficially owns in excess of five (5%) percent of our Common Stock.

     The number of shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under those rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power and shares which that person or entity has the right to acquire within sixty days after June 30, 2003. The inclusion in this section of any shares deemed beneficially owned does not constitute an admission by that person of beneficial ownership of those shares.


                                            Before Offering                                After Offering
                                Number of shares of     Percent of Common     Number of shares of      Percent of Common
                                Common Stock            Stock beneficially    Common Stock             Stock beneficially
Name of Beneficial Owner        beneficially owned (5)  owned (5)(6)          beneficially owned (5)   owned (5)(6)
------------------------        ----------------------  ------------          ----------------------   ------------
Lon T. Dolber                        2,818,619(1)           35.22%                2,818,619(1)             29.67%
Russell Clark                        1,019,048(1)           12.73%                1,019,048(1)             10.72%
Melissa Grappone                        50,000(2)              *                     50,000(2)                *
Robert Dolber                           45,000(3)              *                     45,000(3)                *
Tom M. Wirtshafter                      66,668(4)              *                     66,668(4)                *

Island Star Capital                    500,000               6.25%                  500,000                 5.26%
Advisors, LLC
190 EAB Plaza
East Tower
Uniondale, NY  11556

Officers and Directors as a          3,999,335              49.97%                3,999,335                42.09%
group (5 persons)

*  Less than 1%

(1)Mr. Dolber has pledged 833,333 shares and Mr. Clark has pledged 416,667 shares to secure payments to a former stockholder, certain of which shares are now subject to release. See Business - Repurchase of Common Stock

(2)Ms. Grappone holds 33,333 shares and 16,667 warrants.

(3)Mr. Dolber holds 35,000 shares and 10,000 warrants.

(4)Mr. Wirtshafter holds a $100,000 promissory note convertible into 50,000 shares of common stock and a warrant to purchase 16,668 shares of common stock. Does not include options to purchase a total of 40,500 shares exercisable beginning December 17, 2003.

(5) Such figures are based upon 8,002,410 shares of our Common Stock outstanding as of June 30, 2003. Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.

(6) Includes 1,000,000 shares issued to our capital units plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Lon Dolber, one of our principal stockholders and a director, and our President and Chief Executive Officer, has loaned approximately $100,000 to us. Mr. Dolber guaranteed $50,000 of a $100,000 loan from a non-affiliated person, for which Mr. Dolber received no compensation. This loan is being discharged over a period of time, reducing Mr. Dolber's obligation by 50% of each reduction. We believe that the terms of this arrangement with Mr. Dolber are at least as favorable to us as those we could have obtained from a non-affiliated person.

     Frank Baiata, one of our former directors, received 2,550,000 shares of shares of Common Stock in May 2001 in exchange for his 100% ownership of Triad, which is now known as APFSI. He sold 2,500,000 of those shares to us effective on May 13, 2002. See "Business - Repurchase of Our Stock."

     Tom M. Wirtshafter previously loaned to us the sum of $100,000, which note is convertible into 50,000 shares of common stock and a warrant to purchase 16,668 shares of common stock at $2.00 per share. The Note was originally payable commencing December 9, 2003 at which date convertibility was terminated, but has been revised so that payments begin in March 4, 2004 and convertibility continues until such time.


                            Description of Securities

     Our authorized capital consists of 33,000,000 shares of capital stock, $.001 par value per share, 30,000,000 shares of which are Common Stock and 3,000,000 shares of which are Preferred Stock.


Common Stock

     The holders of shares of our Common Stock are entitled to share ratably in such dividends and distributions as may be legally declared by the Board of Directors with respect to our Common Stock and in any of our assets available for to stockholders upon its liquidation. Upon our liquidation, assets will only be available for distribution after satisfaction or provision for all of our debts and other obligations, including to holders of Preferred Stock designated as senior in right of payment upon liquidation. The holders of shares of our Common Stock have one vote per share, in person or by proxy, at all meetings of stockholders. There are no cumulative voting rights with respect to the election of our directors, which means that holders of a majority of the shares of our Common Stock voting in an election for directors so long as the holder of a majority of our outstanding Common Stock are present in person or by proxy, can elect all of the directors then to be elected. There are no preemptive, conversion, sinking fund or redemption rights applicable to our Common Stock. See also "Stockholder's Agreement below".


Stockholders' Agreement

     Lon T. Dolber and Russell Clark are parties to a Stockholders' Agreement (the "Stockholders' Agreement") dated May 1, 2001. They own collectively a total of 3,837,667 shares of our Common Stock, representing approximately 48% of our outstanding Common Stock on June 30, 2003 and will own approximately 40% of our outstanding Common Stock upon the completion of this offering. The Stockholders' Agreement requires each stockholder to offer his shares to the other stockholder and then to us before selling the same to a third person. If a stockholder dies, becomes bankrupt, has a custodian appointed or is in material breach, the other stockholder or the Company can purchase his stock at its fair market value, as defined in the Stockholders' Agreement. If a stockholder desires to sell a number of shares equal to 25% or more of our outstanding Common Stock, he must offer the opportunity, pro rata, to the other stockholder. So long as a stockholder holds 15% or more of the shares covered by the Stockholders' Agreement, the other stockholder must vote for his designee as a director. For example, given the voting power of Messrs. Dolber and Clark, they will have for the foreseeable future, the ability to designate themselves as directors, and, if voting together (what is not required by the Stockholders' Agreement) to elect each of the other directors of our Company.

Preferred Stock

     Our certificate of incorporation provides that we are authorized to issue preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. Our Board of Directors, without approval of our stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The issuance of Preferred Stock, while providing us flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock. Under certain circumstances, the issuance of our Preferred Stock could also make it more difficult for a third party to gain control of our Company, discourage bids for our outstanding securities at a premium or otherwise adversely affect the price of our outstanding securities.

Warrants

     Warrants were issued as part of our offerings of securities in (a) 2001 and
(b) 2002-2003 are detachable from the Common Stock. The Warrants may be exercised for a period of five years from the date of issuance, initially at an exercise price of $1.00 per share, and $2.00 per share, respectively. The number of shares and exercise price are subject to customary adjustment for recapitalizations and reorganizations. Other warrants have been issued in earlier financing transactions. As of June 30, 2003, there were warrants outstanding to purchase a total of 385,993 shares of Common Stock at $1.00 per share and 238,908 shares of Common Stock at $2.00 per share.

Indemnification

     Our Certificate of Incorporation and By-laws empower us to indemnify current or former directors, officers, employees or agents of us or persons serving by request of us in such capacities or persons who have served by the request of us in any other enterprise to the full permitted by the laws of the State of Delaware.

Delaware Anti-Takeover Statute

     The Company and our stockholders are subject to Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover statute. In general, the statute prohibits a public Delaware corporation (such as the Company) from engaging in a "business combination" within an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the prescribed manner or the interested person owns at least 85% of our Common Stock. "Business combination" includes merger, asset sales and other transactions resulting in a financing benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is _______________.

                        DISTRIBUTION OF OUR COMMON STOCK

     The distribution of our Common Stock will be carried out by our management, who will not receive any additional compensation for such activities. In addition, we may utilize the services of our subsidiary, American Portfolios Financial Services, Inc., and/other registered broker dealers to assist us in sales. In such event we will pay commissions for such sales to such broker dealers. Such commissions are not anticipated to exceed six (6%) percent of the gross proceeds of such sales. Our subsidiary has advised us that it will not confirm sales to any accounts on which it exercises discretionary authority.

                             Reports to stockholders

     We will be filing the  annual,  quarterly  and other  reports  required  by
Section 13 of the Exchange Act. These reports may be accessed after filing at www.sec.gov.

                                  LEGAL MATTERS

     The validity of the issuance of our Common Stock offered in this offering will be passed upon for us by Ruskin Moscou Faltischek, P.C. of Uniondale, New York. An affiliate of such firm owns 500,000 shares of our Common Stock.

                                     EXPERTS

     The  financial   statements   included  in  this   Prospectus  and  in  the
registration statement have been audited by Holtz Rubenstein & Co., LLP, independent certified public accountants, to the extent and for the periods shown in their report appearing elsewhere in this Prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC under the Securities Act a registration statement on Form SB-2 with respect to shares of the Common Stock offered hereby, and of which this Prospectus is a part. This Prospectus, does not contain all the information shown in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which may be omitted as permitted by the rules and regulations of the SEC. Statements made in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information pertaining to us and the Common Stock offered hereby, reference is made to the registration statement, including the exhibits and schedule thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the SEC located at 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of all or any portion of the registration statement may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports and other information that is filed through the SEC's EDGAR System. The website can be accessed at http://www.sec.gov.


                       AMERICAN PORTOFOLIOS HOLDINGS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 2002 AND 2001, AND

              SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)




                                    CONTENTS
                                                                                                Page

FINANCIAL STATEMENTS:

   Independent auditors' report                                                                 F-3

   Consolidated balance sheets as of December 31, 2002, and June 30, 2003 (unaudited)        F-4 - F-5

   Consolidated statements of operations for the years ended December 31, 2002 and 2001,
   and  for the six months ended June 30, 2003 and 2002 (unaudited)                             F-6

   Consolidated statement of stockholders' equity for the years ended December
   31, 2002 and 2001, and for the six months ended June 30, 2003 and 2002
   (unaudited)                                                                                  F-7

   Consolidated statements of cash flows for the years ended December 31, 2002
   and 2001, and for the six months ended June 30, 2003 and 2002 (unaudited)                  F-8 - F-10

   Notes to consolidated financial statements                                                F-11 - F-23



                          Independent Auditors' Report


To the Stockholders of
American Portfolios Holdings, Inc.
   and Subsidiaries
Holbrook, New York

We have audited the accompanying consolidated balance sheet of American Portfolios Holdings, Inc. and Subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Portfolios Holdings, Inc. and Subsidiaries as of December 31, 2002 and the consolidated results of their operations and their cash flows for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.



April 10, 2003
Melville, New York



               AMERICAN PORTFOLIOS HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


ASSETS                                                                          December 31,      June 30,
------                                                                              2002            2003
                                                                                -------------------------
                                                                                              (Unaudited)
CURRENT ASSETS:
   Cash                                                                        $   664,138    $ 1,279,265

   Receivable from broker-dealers and clearing organizations                       347,379        412,898

   Receivable from account representatives                                          21,936         25,330

   Miscellaneous receivable                                                         33,066          6,683

   Prepaid insurance and other                                                      20,947         55,563

                                                                                -------------------------
     Total current assets                                                        1,087,466      1,779,739
                                                                                -------------------------

PROPERTY AND EQUIPMENT:
   Furniture, equipment and leaseholds at cost,
     net of accumulated depreciation                                               197,650        265,699
                                                                                -------------------------


OTHER ASSETS:
   Deposits with clearing organizations                                            110,047        160,047

   Security deposit                                                                 19,363         23,563

   Licenses                                                                        100,000        100,000

   Deferred tax asset                                                              456,808        518,808

   Goodwill                                                                      3,623,272      3,623,272
                                                                                -------------------------
                                                                                 4,309,490      4,425,690
                                                                                -------------------------
                                                                               $ 5,594,606    $ 6,471,128
                                                                                =========================
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Payable to broker-dealer and clearing organizations                         $    50,551    $    34,080

   Accounts payable and accrued expenses                                           184,622        151,124

   Notes payable, current portion                                                  178,903        171,188

   Obligations under capital leases, current portion                                30,350         20,266

   Commissions payable                                                             584,867        929,237

   Deferred revenue, current portion                                                25,000         25,000

   Due to stockholder                                                              137,380        129,880
                                                                                -------------------------
     Total current liabilities                                                   1,191,673      1,460,775
                                                                                -------------------------

LONG-TERM LIABILITIES:
   Notes payable, net of current portion
                                                                                 1,275,135      1,221,739
   Obligations under capital leases, net of current portion
                                                                                    27,957         19,560
   Deferred revenue, net of current portion
                                                                                    31,250         18,750
                                                                                -------------------------
                                                                                 1,334,342      1,260,049
                                                                                -------------------------
                                                                                 2,526,015      2,720,824
                                                                                -------------------------
STOCKHOLDERS' EQUITY:
   Preferred stock, par value, $.001, authorized 3,000 shares, -0- shares issued and outstanding
                                                                                         -              -
   Common stock, par value $.001 authorized 30,000,000 shares, 8,926,985 and
     9,502,410 shares issued, respectively
                                                                                     8,927          9,502
   Additional paid-in capital                                                    6,135,055      7,021,626

   Accumulated deficit                                                          (1,717,476)    (1,922,909)

   Less: treasury stock, at cost, 2,500,000 shares                              (1,357,915)    (1,357,915)
                                                                                -------------------------
                                                                                 3,068,591      3,750,304
                                                                                -------------------------
                                                                               $ 5,594,606      6,471,128
                                                                                =========================

                 See notes to consolidated financial statements





                                         AMERICAN PORTFOLIOS HOLDINGS, INC. AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     Years Ended                        Six Months Ended
                                                                     December 31,                            June 30,
                                                    ---------------------------------------------------------------------------
                                                                2002                2001             2003               2002
                                                    -------------------------------------------------------- ------------------
                                                                                                 (Unaudited)      (Unaudited)
REVENUE:
 Commission income                                          $10,556,720        $ 2,495,443      $ 6,889,688        $ 5,520,840
 Advisory fees                                                  340,560             15,540          200,718            135,951
 Marketing and service fees                                     345,623             49,482          157,461            158,612
 Other income                                                     6,862             43,842            6,324              4,020
                                                    -------------------------------------------------------- ------------------
    Total revenues                                           11,249,765          2,604,307        7,254,191          5,819,423
                                                    -------------------------------------------------------- ------------------

COSTS AND EXPENSES:
 Commissions expense                                          9,605,482          2,086,357        6,249,488          4,913,031
 Selling, general and administrative expenses                 2,725,454          1,424,390        1,266,590          1,327,782
                                                    -------------------------------------------------------- ------------------
    Total expenses                                           12,330,936          3,510,747        7,516,078          6,240,813
                                                    -------------------------------------------------------- ------------------

LOSS BEFORE INCOME TAX BENEFIT                              (1,081,171)          (906,440)        (261,887)          (421,390)

INCOME TAX BENEFIT                                            (235,758)          (195,916)         (56,454)          (108,964)
                                                    -------------------------------------------------------- ------------------

NET LOSS                                                    $ (845,413)         $(710,524)       $(205,433)         $(312,426)
                                                    ======================================================== ==================

NET LOSS PER SHARE                                           $   (0.12)          $  (0.10)        $  (0.03)          $  (0.04)
                                                    ======================================================== ==================

WEIGHTED AVERAGE NUMBER
   OF SHARES OUTSTANDING                                      6,829,163          6,997,264        6,589,571          7,541,946
                                                    ======================================================== ==================

                                                     See notes to consolidated financial statements

               AMERICAN PORTFOLIOS HOLDINGS, INC AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                           Preferred
                             Stock    Common Stock        Treasury Stock         Additional                    Total      Compre-
                            ------- ----------------  -------------------------   Paid-in     Accumulated   Stockholders' hensive
                            Shs Amt  Shares   Amount    Shares       Amount       Capital       Deficit        Equity       Loss
                            --- --- ---------  ------  -----------  -----------  ----------  --------------  ---------- -----------
Balance, January 1, 2001     -  $-  5,143,333  $5,143        -       $   -       $  225,457  $  (  161,539)  $   69,061 $      -

Issuance of common stock     -  $-  2,990,667   2,991        -           -        4,483,008         -         4,485,999        -

Net loss                     -  $-      -         -          -           -             -          (710,524)    (710,524)  (710,524)
                                                                                                                        ----------
Comprehensive loss           -   -      -         -          -           -             -            -             -     $ (710,524)
                            --- --- ---------  ------  -----------  -----------  ----------  --------------  ---------- ===========

Balance, December 31, 2001   -   -  8,134,000   8,134        -           -        4,708,465       (872,063)   3,844,536

Issuance of common stock
        for cash             -   -    651,667     652        -           -        1,279,348         -         1,280,000 $     -
Issuance of common stock
        for debt
Conversion                   -   -    141,318     141        -           -          204,194         -           204,335
Syndication costs            -   -      -         -          -           -          (68,952)        -           (68,952)       -
Purchase of treasury stock   -   -      -         -   (2,500,000)  (1,357,915)         -            -        (1,357,915)       -
Net loss                     -   -      -         -          -           -             -          (845,413)    (845,413)  (845,413)
Stock options issued
        for services         -   -      -         -          -           -           12,000         -            12,000        -
                                                                                                                        -----------
Comprehensive loss           -   -      -         -          -           -             -            -             -     $ (845,413)
                            --- --- ---------  ------  -----------  -----------  ----------  --------------  ---------- ===========
Balance,  December 31, 2002  -   -  8,926,985   8,927  (2,500,000) (1,357,915)    6,135,055      (1,717,476)  3,068,591
Issuance of common stock
        for cash             -   -    575,425     575        -           -        1,024,760         -         1,025,335        -
Syndication costs            -   -      -         -          -           -         (138,189)        -          (138,189)       -
Net loss                     -   -      -         -          -           -             -           (205,433)   (205,433)       -
Comprehensive loss           -   -      -         -          -           -             -            -                     (205,433)
                            --- --- ---------  ------  -----------  -----------  ----------  --------------  ---------- ===========
Balance,  June 30, 2003
        (unaudited)          -  $-  9,502,410  $9,502  (2,500,000)  $(1,357,915) $7,021,626     $(1,922,909) $3,750,304 $ (205,433)
                            === === =========  ======  ===========  ===========  ==========  =============   ========== ===========



               AMERICAN PORTFOLIOS HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             Years Ended                Six Months Ended
                                                                             December 31,                   June 30,
                                                                      -------------------------------------------------------
                                                                         2002           2001          2003           2002
                                                                      -------------------------------------------------------
                                                                                                   (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                           $(845,413)     $(710,524)    $ (205,433)     $(312,426)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation                                                         90,406         80,517         40,603         43,784
    Deferred tax benefit                                               (255,972)      (200,836)       (62,000)      (119,336)

    Imputed interest expense                                              6,181          4,329          3,704           --

    Loss on disposal of equipment                                          --            6,981           --             --

    Gain on sale of intangible asset                                       --          (46,000)          --             --

    Noncash compensation                                                 12,000           --             --             --
Change in operating assets and liabilities:
(Increase) decrease in assets:
Receivable from broker-dealers and clearing organizations               (42,043)      (243,696)       (65,519)      (113,472)
Receivable from account representatives                                 (28,349)       (16,962)        (3,394)       (24,883)
Miscellaneous receivable                                                 36,317           --           26,383         39,446
Prepaid insurance and other                                              31,543        (49,609)       (34,610)       (12,463)
Deposits with clearing organizations                                      1,137        (75,522)       (50,000)         1,030

Security deposits                                                        (4,200)       (15,163)        (4,200)          --
    Increase (decrease) in liabilities:
     Payable to broker dealer and clearing organizations                (33,686)        84,237        (16,471)       (49,774)


     Accounts payable and accrued expenses                              (14,519)       184,721        (33,497)        17,369
     Commissions payable                                                  2,257        544,363        344,370         60,850
     Deferred revenue                                                   (25,000)       (18,750)       (12,500)       (12,500)
                                                                     -----------      ---------       --------      ---------
       Net cash used in operating activities                         (1,069,341)      (471,914)       (72,564)      (482,375)
                                                                     -----------      ---------       --------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of equipment                                                 (4,244)      (155,704)      (108,653)          --
   Cash acquired from business combination
                                                                           --           46,487           --             --
                                                                    -----------      ---------       --------      ---------
         Net cash used in investing activities                           (4,244)      (109,217)      (108,653)          --
                                                                    -----------      ---------       --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                                           1,280,000        661,000      1,025,336        294,998

   Syndication costs                                                    (67,952)          --         (138,189)       (30,846)
   Payments on capital lease obligations                                (41,714)       (24,129)       (18,481)       (17,431)
   Proceeds from promissory notes                                       100,000        200,000           --          100,000

   Payments on promissory notes                                         (60,066)          --          (64,822)       (22,210)

   Proceeds from bank loan                                               50,000           --             --             --
   Proceeds from (repayments of) stockholder loan                        37,500         78,765         (7,500)        45,000
                                                                    -----------      ---------       --------      ---------
         Net cash provided by financing activities                    1,297,768        915,636        796,344        369,511
                                                                    -----------      ---------       --------      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    224,183        334,505        615,127       (112,864)

CASH AND CASH EQUIVALENTS, beginning of period                          439,955        105,450        664,138        439,955
                                                                    -----------      ---------       --------      ---------


CASH AND CASH EQUIVALENTS, end of period                            $   664,138    $   439,955    $ 1,279,265    $   327,091
                                                                    ===========    ===========    ===========    ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
   Equipment acquired through capital lease obligations             $      --      $    54,940    $      --      $      --
                                                                    ===========    ===========    ===========    ===========

   Stock issued through business combination                        $      --      $ 3,825,000    $      --      $      --
                                                                    ===========    ===========    ===========    ===========

   Conversion of promissory notes to shares of common stock         $   204,329    $      --      $      --      $   204,329
                                                                    ===========    ===========    ===========    ===========

   Purchase of treasury stock through issuance of promissory note   $ 1,357,915    $      --      $      --      $ 1,357,915
                                                                    ===========    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES:
   Interest paid                                                    $    82,001    $    19,117    $    48,672    $    27,969
                                                                    ===========    ===========    ===========    ===========

   Taxes paid                                                       $    15,351    $       720    $    13,795    $    14,572
                                                                     ===========    ===========    ===========    ===========

                 See notes to consolidated financial statements



                       AMERICAN PORTOFOLIOS HOLDINGS, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED DECEMBER 31, 2002 AND 2001 AND

           FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)



1.   Summary of Significant Accounting Policies:

     a. Nature of business

     American Portfolios Holdings, Inc. and Subsidiaries ("the Company") was organized in November 1999. The Company operates a broker-dealer through its subsidiary American Portfolios Financial Services, Inc. ("APFS") and a registered investment advisor through another subsidiary, American Portfolios Advisors, Inc. ("APA"). APFS acquired an existing broker-dealer on May 1, 2001 and commenced operations on October 1, 2001 after attaining licensure and registration changes for the company and its network of independent representatives. APA was organized by the Company in March 2001 to provide registered investment advisory services. The primary source of revenue is derived from providing these services to its customers, who are predominately small and middle-market businesses and individuals. These services are marketed by independent representatives and registered advisors located in 24 states.

     b. Interim financial statements

     The interim consolidated financial statements as of and for the six months ended June 30, 2003 and 2002, presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information in footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rule and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The interim consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for the interim periods presented.

     The results of operations for the six month period ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year.

     c. Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     d. Principles of consolidation

     The consolidated financial statements include the assets, liabilities, revenues and expenses of all subsidiaries. All intercompany transactions have been eliminated in consolidation.

     e. Statements of cash flows

     The Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days, that are not held for sale in the ordinary course of business.

     f. Securities transactions

     Customers' securities transactions are reported on a settlement date basis with related commission income and expenses reported on a trade date basis. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the statement of financial condition.

     g. Commissions

     Commissions and related expenses are recorded on a trade-date basis as securities transactions occur.

     h. Income taxes

     The Company files its federal and New York State income taxes on a consolidated basis and each subsidiary files state income tax returns with each respective state in which they conduct business, other than New York State.

     i. Depreciation

     Depreciation is provided on an accelerated basis using estimated useful lives of five to ten years. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the lease.

     j. Stock-based compensation

     The Company accounts for stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Stock compensation to non-employees is accounted for at fair value in accordance with Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation."

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No, 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will continue to account for stock-based compensation to employees under APB Opinion No. 25 and related interpretations.

     If the Company had used the fair value based method of accounting for its employee stock option plan, as prescribed by Statement of Financial Accounting Standards No. 123, the Company's net loss and net loss per share would have changed to the following pro forma amounts:

                                                           Year Ended                    Six Months Ended
                                                          December 31,                       June 30,
                                                 ----------------------------       ----------------------------
                                                     2002            2001               2003            2002
                                                 -------------  -------------       -------------  -------------

Net loss, as reported                            $    (845,413) $    (710,524)      $    (205,433) $    (312,426)
Deduct:  Total stock-based
   employee compensation  expensed
   determined under fair value based
   method for all awards, net of
   related tax effect                                  (80,800)       (63,600)            (28,200)       (40,400)
                                                 -------------  -------------       -------------  -------------
Pro forma net loss                               $    (926,213) $    (773,124)      $    (233,633) $    (352,826)
                                                 =============  =============       =============  =============

Earnings per share:
   Basis - as reported                           $      (0.12)  $      (0.10)       $      (0.03)  $      (0.04)
                                                 ============   ============        ============   ============

   Basic - pro forma                             $      (0.14)  $      (0.11)       $      (0.04)  $      (0.05)
                                                 ============   ============        ============   ============

   Diluted - as reported                         $      (0.12)  $      (0.10)       $      (0.03)  $      (0.04)
                                                 ============   ============        ============   ============

   Diluted - pro forma                           $      (0.14)  $      (0.11)       $      (0.04)  $      (0.05)
                                                 ============   ============        ============   ============

The fair value of options  granted in 2001 and 2002 are estimated on the date of
grant  using  the   Black-Scholes   option   price  model  with  the   following
weighted-average assumptions:

                         2002   2001
                         ----   ----
Dividend yield             0%    0%
Risk-free interest rate   1.63% 2.47%
Expected lives (years)    10    10


     k. Goodwill

     Goodwill represents the excess of cost over fair value of net assets acquired through acquisition. Goodwill will be evaluated on an annual basis, or sooner if deemed necessary, for potential impairment.

     l. Licenses

     Licenses represent the value of certain broker-dealer licenses acquired through acquisition. These licenses are not subject to amortization, and are tested for impairments at least annually.

     m. Deferred taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities as measured by the enacted tax rates which will be effect when these differences reverse.

     n. Comprehensive income

     Comprehensive income is a total of (1) net income plus (2) all other changes in net assets arising from non-owner sources, which is referred to as comprehensive income.

     o. Fair value

     The fair value of the Company's assets and liabilities approximate their carrying value.

     p. Advertising costs

     Advertising costs, which are expensed as incurred, approximated $82,000 and $4,000 for the years ended December 31, 2002 and 2001, respectively and $40,000 and $23,000 for the six months ended June 30, 2003 and 2002, respectively.

     q. Effects of new accounting pronouncements

     In June 2001, the Financial Accounting Standards Board issued Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. The provisions of this Statement became effective on March 1, 2002 and were required to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. The adoption of SFAS No. 142 did not have a material impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is required to adopt the provisions of SFAS No. 143 effective March 1, 2003. The adoption of SFAS No. 143 is not expected to have a material impact on the financial statements.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 did not have a material impact on our financial statements.

     In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. Certain provisions of this statement related to the classification of gains and losses from extinguishment of debt are required to be adopted by the Company beginning March 1, 2003. All other provisions were required to be adopted after May 15, 2002. It is not anticipated that the adoption of this statement will have a material impact on the consolidated financial position, consolidated results of operations or liquidity of the Company.

     In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities and became effective for the Company on January 1, 2003.

2.   Business Acquisition:

     On May 1, 2001, the Company acquired all the assets and business of Triad Financial, Inc., an independent broker-dealer, in a tax-free exchange for 2,550,000 shares of the Company's common stock. The acquired assets were recorded at their fair value of $3,825,000. This purchase price has been allocated based on the fair value of all identifiable assets at the date of acquisition. The purchase price exceeded the fair value of the identifiable assets by $3,623,272. This amount has been reflected as goodwill on the balance sheet. As discussed in Note 1, goodwill will be evaluated for impairment on an annual basis, or sooner, if deemed necessary.

3. Receivable from and Payable to Clearing Organization:

     Amounts receivable from and payable to clearing organizations at December 31, 2002 and June 30, 2003, consist of the following:

                                                            December 31, 2002               June 30, 2002

                                                       Receivable          Payable     Receivable     Payable
                                                       ----------          -------     ----------     -------

   Deposits for securities borrowed/loaned            $     110,047   $          -   $     160,047   $          -
   Receivable/payable to/from clearing
        organization                                             -           50,551             -          34,080
   Fees and commissions receivable/payable                  347,379              -         412,898              -
                                                      -------------   -------------  -------------   ------------

                                                      $     457,426   $      50,551  $     572,945   $     34,080
                                                      =============   =============  =============   ============

     The Company clears its customer transactions through another broker-dealer on a fully disclosed basis. The arrangement required the Company to make a $100,000 deposit, which is in an interest bearing account, with the clearing agent. The clearing agent offsets their fees, on a monthly basis, against the Company's commissions. The amount payable to the clearing broker relates to the aforementioned transactions.

     Effective March 1, 2003, the Company entered into a second clearing arrangement through another broker-dealer on a full disclosure basis. This arrangement will require the company to make a $50,000 deposit, which will be in an interest bearing account, with the clearing agent. The clearing agent will offset their fees against the Company's commissions.

     APFS is a clearing member of National Securities Clearing Corporation ("NSCC"). The primary purpose of this arrangement is the Company's participation in NSCC's commission settlement program. The Company receives daily information downloads and, together with information provided from their clearing agents prepares detailed commission statements for their independent registered representatives. The Company was required to deposit $10,000 in an interest bearing account with NSCC.

4.   Receivable from and Payable to Customers:

     Amounts receivable from and payable to customers includes amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected in the financial statements.

5. Commissions Payable and Independent Representative Transactions:

     The Company conducts business through a network of independent representatives and registered investment advisors who receive commissions for their services according to the Company's agreed upon commission schedule. As of December 31, 2002 and June 30, 2003, the Company owed its independent representatives and registered investment advisors commissions of approximately $585,000 and $929,000, respectively.

     In addition, the Company charges the independent representatives maintenance fees for access to certain computer information and customer support services. Fees charged for the year ended December 31, 2002 and 2001 amounted to $433,000 and $137,000, respectively. Fees charged for the six months ended June 30, 2003 and 2002 amounted to $196,000 and $82,000, respectively. The portion of these fees which remained receivable from representatives as of December 31, 2002 was $22,000. As of June 30, 2003 none of the fees remained receivable from the representatives. These fees are netted against the respective expense accounts.

6.   Concentration of Credit Risk:

     The Company is engaged in various brokerage activities in which customer transactions are cleared through unrelated vendors. In the event that these parties do not fulfill their obligations, the Company may be exposed to risk inclusive of disrupted operations. To reduce this risk, the Company periodically monitors these functions.

     The Company's revenue is dependent upon economic and market conditions, as well as its ability to process voluminous customer transactions. The Company is vulnerable to risk if economic and market conditions weaken.

     The Company has several cash accounts in a financial institution that are in excess of the amount insured by the Federal Depository Insurance Corporation
(FDIC). At December 31, 2002 and June 30, 2003 the excess was $355,000 and $801,000, respectively. The risk is managed by maintaining all deposits in high quality institutions.

7.   Furniture, Equipment and Leaseholds:

     Furniture, equipment and leaseholds at December 31, 2002 and June 30, 2003 consist of the following:


                                          December 31,              June 30,
                                              2002                    2003
                                        ---------------        ---------------
                                                                  (Unaudited)

    Furniture                           $        83,190        $       104,803
    Equipment                                   275,078                347,060
    Leasehold improvements                       55,500                 70,558
                                        ---------------        ---------------
                                                413,768                522,421
    Less: accumulated depreciation             (216,118)              (256,722)
                                        ---------------        ---------------

                                        $       197,650        $       265,699
                                        ===============        ===============


8.   Notes Payable:

     The notes payable balances at December 31, 2002 and June 30, 2003 are comprised of the Company's revolving credit facility in the amount of $50,356 and $42,421, respectively and promissory notes held by two individuals in the amount of $1,403,682 and $1,350,505, respectively.

     The Company established a revolving credit facility on October 31, 2002 with the North Fork Bank. The maximum permissible borrowings under this arrangement are $75,000. Interest is payable at a rate equal to .5% above the bank's prime rate (4.25% at December 31, 2002). No interest was paid on this credit facility for the year ended December 31, 2002. Interest paid during the six months ended June 30, 2003 was $1,100. This credit facility is secured by the Company's cash balances maintained at the bank.

     On March 26, 2002 the Company executed a convertible promissory note with one of its Directors for $100,000. Interest accrues at a rate of seven percent (7%) per annum. The principal shall not be repaid, in whole or in part, without the consent of the holder. The holder shall have the sole right to convert any portion of the outstanding principal and accrued interest into units at a price of $50,000 per unit offered under the Company's private placement memorandum. Each unit consists of 25,000 shares of common stock of the Company and a five-year warrant to purchase 8,334 shares of common stock. As of December 31, 2002 and June 30, 2003, accrued interest payable was $5,833 and $9,537, respectively.

     In May 2002, in order to settle claims of a former stockholder, officer and employee, the Company repurchased 2,500,000 shares of common stock at a cost of $1,357,915 by issuing a thirty-six (36) month promissory note consisting of twelve (12) equal monthly payments of $15,000, twelve (12) equal monthly payments of $20,000, twelve (12) equal monthly payments of $25,000, and a balloon payment of $875,000 at maturity on June 1, 2005. The Company used an imputed interest rate of 6.75% per annum and recorded interest expense of $52,590 for year ended December 31, 2002, $43,120 for the six months ended June 30, 2003 and $22,789 for the six months ended June 30, 2002, relating to the promissory note.

     The promissory note is secured by 2,500,000 shares of treasury stock, 1,625,000 shares held by a stockholder, officer and employee and 625,000 shares held by a stockholder.

The annual maturities of principal payable on all of these notes are as follows:

    Years Ending
    December 31,
    ------------
    2003               $       179,000
    2004                       301,000
    2005                       974,000
                       ----------------
                       $     1,454,000
                       ================

9.   Lease Commitments:

     a. Obligations under capital leases

     The Company leases various equipment and furniture under several capital leases. Under these lease terms the Company is financing the acquisition of the assets and, accordingly, the equipment has been recorded as an asset and the capital lease payments discounted at annual interest rates ranging from fifteen percent to twenty-four percent. The capitalized cost of the equipment at December 31, 2002 and June 30, 2003 was $130,026 with accumulated depreciation $84,116 and $93,226, respectively, leaving a book-value of $45,910 at December 31, 2002 and $36,800 at June 30, 2003. The lease terms range from thirty-six months to sixty months and expire starting June 2003 through December 2005. The following is a schedule of the future minimum payments required under the leases together with the present value as of December 31, 2002:

    Years Ending
    December 31,
    ------------
    2003                                     $        39,196
    2004                                              20,582
    2005                                              13,130
                                             ----------------
    Total                                             72,908
    Less: amount representing interest                14,601
                                             ----------------
    Net future minimum lease payments        $        58,307
                                             ================


     b. Operating leases

     The Company leases office space under a noncancellable operating lease expiring on May 31, 2007, requiring minimum rentals as follows:

    Years Ending
    December 31,
    ------------
    2003           $       280,000
    2004                   295,000
    2005                   298,000
    2006                   309,000
    2007                   131,000
                   ----------------
                   $     1,313,000
                   ================

     In addition to the minimum rentals, the Company is obligated to pay an annual real estate tax escalation.

     The Company sublets a portion of its office space to independent representatives. Rental income for years ended December 31, 2002 and 2001 was $98,000 and $7,000, respectively, and was charged against rent expense. Rental income for the six months ended June 30, 2003 and 2002 was $70,000 and $47,000, respectively. Rent expense, net of rental income, for years ended December 31, 2002 and 2001 was $98,722 and $92,301, respectively and for the six months ended June 30, 2003 and 2002 was $58,936 and $56,398, respectively.

     The Company also leases various office equipment and furnishings under operating leases. These lease terms range from 36 to 84 months which expire starting in 2005 through 2006. The rental expense for the years ended December 31, 2002 and 2001 was $17,500 and $7,500, respectively and for the six months ended June 30, 2003 and 2002 was $15,000 and $5,500 respectively. The following is a schedule of future minimum rental payments required under the above noncancellable operating leases:


    Years Ending
    December 31,
    ------------
    2003              $        20,856
    2004                       15,223
    2005                       10,443
    2006                        3,370
                      ----------------
                      $        49,892
                      ================

10.  Deferred Revenue:

     The Company is party to an arrangement with an insurance company to service and train their captive agents to become Series 6 and 7 registered representatives. Under this arrangement, the insurance company advanced the Company $100,000 which was initially evidenced by a promissory note. The Company provides training and limited support services in exchange for the $100,000 being earned at $6,250 per quarter for these services. As of December 31, 2002 and June 30, 2003, $56,250 and $43,750 remained as unearned revenue, respectively.

11.  Related Party Transactions:

     The principal stockholder and chief executive officer of the Company has advanced $137,380 as of December 31, 2002. As of June 30, 2003 the balance of the officer advance was $129,880. These advances have no specified repayment terms and no interest rate is stated.

12.  Commitments:

     On January 17, 2002 the Company entered into a Registered Representative Recruiting Agreement. The recruiter is to receive five-percent (5%) for the first year and four-percent (4%) for years two through six of any gross concessions APFS derives from independent representatives that register with the Company as a direct result of the recruiter's efforts. The Company, in its sole discretion, has the right to approve or disapprove registration without any obligation to the recruiter. The Company paid $9,000 under this agreement in 2002 and $33,000 in 2003.

13.  Employment Agreements:

     The Company had entered into employment agreements with seven employees. The agreements are in effect up to three years ending at various times in 2003 and 2004 and provide annual aggregate salaries of $490,000 and $190,000 in 2003 and 2004, respectively.

14.  Net Capital Requirements:

     The Company is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. In addition, the rule also provides that equity capital may not be withdrawn or cash dividends paid if the resulting net capital ratio would exceed 10 to 1.

     At December 31, 2002 and June 30, 2003, the Company had net capital of $279,762 and $404,215, respectively, which was $229,762 and $334,826 in excess of its required net capital of $50,000 and $69,389, respectively. The Company's aggregate indebtedness to net capital ratio was 2.7 to 1.

15.  Income Taxes:

     The (benefit) provision for income taxes consists of the following:

                               Years Ended                 Six Months Ended
                               December 31,                     June 30,
                     ---------------------------    ---------------------------
                         2002            2001           2003         2002
                     ------------    -----------    -----------   ------------
    Current:
       Federal       $         -     $        -     $        -    $        -
       State               20,214          4,920          5,546        10,372
                     ------------    -----------    -----------   -----------
                           20,214          4,920          5,546        10,372
                     ------------    -----------    -----------   -----------

    Deferred:
       Federal           (204,778)      (160,669)       (49,600)      (95,469)
       State              (51,194)       (40,167)       (12,400)      (23,867)
                     ------------    -----------    -----------   -----------
                         (255,972)      (200,836)       (62,000)     (119,336)
                     ------------    -----------    -----------   -----------

                     $   (235,758)   $  (195,916)   $   (56,454)  $  (108,964)
                     ============    ===========    ===========   ===========


     A deferred tax asset has been recorded on the balance sheet as a result of the Company's net operating losses and difference in tax treatment of organization costs. A valuation allowance approximating $261,000 and $194,000 was applied to the deferred tax asset at December 31, 2002 and 2001, respectively.

     A deferred tax asset has been recorded on the balance sheet as a result of the Company's net operating losses and difference in tax treatment of organization costs. A valuation allowance approximating $261,000 and $194,000 was applied to the deferred tax asset at December 31, 2002 and 2001, respectively.

     The Company's net operating loss carryforwards as of December 31, 2002, which are available in future years, are as follows:

                               Net
                               Operating
                               Loss                  Begin to Expire
                               -----------------     -----------------
Federal                        $     1,962,000       December 31, 2021

State                          $     1,935,000       December 31, 2021

A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                             Years Ended
                                                             December 31,
                                                     ---------------------------
                                                         2002            2001
                                                     ------------    -----------

    U.S. federal statutory income tax rate               34%             34%
    State income tax                                      2               1
    Permanent differences                                (7)             (1)
    Valuation allowance against NOL carryforwards        (7)            (12)
                                                     ------------    -----------
                                                     ------------    -----------
                                                         22%             22%
                                                     ============    ===========

Significant components of deferred tax assets (liabilities) as of December 31, 2002 were as follows:

    Net operating loss carryforward                $       732,000
    Amortization of organizational expenses                (14,000)
                                                   -----------------
                                                           718,000
    Less valuation allowance                              (261,000)
                                                   -----------------
    Deferred tax asset                             $      (457,000)
                                                   =================

16.  Stockholders' Equity:

     a.  Common stock

     In 2001, 2002 and 2003 the Company issued an aggregate of 120, 32, and 18 units, respectively, each consisting of 25,000 shares of its common stock and 5 warrants to purchase 8,334 shares of its common stock in a private placement for gross proceeds of approximately $4,486,000, $1,280,000, and $894,000, respectively.

     The Company issued an additional 128,426 shares of common stock in 2003 through the exercise of outstanding warrants. Total proceeds from the exercise of the warrants totaled approximately $130,000.

     In addition, during 2002 under the terms of a convertible debt agreement, certain note holders exchanged their convertible debt, aggregating approximately $204,000, into 141,318 shares valued at $1.50 per share and warrants to purchase an additional 70,659 shares at $1.00 per share.

     b. Stock option plan

     The Company has adopted an Employee Incentive Stock Plan, which provides for the issuance of stock options for up to a maximum of 2,000,000 shares of Common Stock. As of June 30, 2003 options have been granted for the purchase of a total of 854,680 shares. Options under the plan are either "incentive," which are meant to qualify under Section 422 of the Internal Revenue Code or "non-qualified," which do not qualify as incentive options under the Code. Subject to the terms of the plan, the Board of Directors is solely responsible for the administration of the plan, including the granting of awards and the determination of the purchase price of options. Under the plan, the exercise price for qualified stock options may not be less than 100% of the fair market value of a share of Common Stock at the time the option is granted. The term of a stock option is generally ten years and each award will vest in accordance with a schedule determined by the Board of Directors at the time of grant. Officers and key employees are eligible to receive options under the plan.

         Stock option transactions for the years ended December 31, 2002 and 2001 and the six months ended June 30, 2003, are as follows:

                                                                                               Weighted
                                                                                               Average
                                                     Weighted              Average             Fair Value
                                                     Number of             Exercise            At
                                                     Shares                Price               Grant Date
                                                     ----------------      --------------      ---------------
    Balance, January 1, 2001                         $            -        $         -         $         -
        Granted                                              659,217                  1.50                 .68
        Cancelled                                            (62,250)                 1.50                 .68
                                                     ---------------       ---------------     ---------------

    Balance, December 31, 2001                               596,967                  1.50                 .68
        Granted                                              259,250                  2.00                 .30
                                                     ---------------       ---------------     ---------------

    Balance, December 31, 2002                               856,217                  1.65                 .56
        Granted                                                2,838                  2.00                 .30
        Cancelled                                             (4,375)                 2.00                 .30
                                                     ----------------      ---------------     ---------------

    Balance, June 30, 2003 (unaudited)               $       854,680       $          1.65     $           .56
                                                     ===============       ===============     ===============

         Significant option groups outstanding at December 31, 2002 and related option price and life information were as follows:

                                           Weighted
                                           Average
                                           Remaining
Range of               Number              Contractual         Number
Exercise Price         Outstanding         Life                Exercisable
------------------     ----------------    ----------------    ----------------
$1.50                  596,967             9                   149,241.75
$2.00                  259,250             10                  -

     At December 31 2002, options to purchase an aggregate of 149,241.75 common shares were vested and currently exercisable at an exercise price of $1.50 and an additional 706,975.25 options vest at dates extending through 2006, expiring through 2012. At December 31, 2002, options of 1,143,783 common shares were available for future grants.

     The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations. Accordingly, as all options have been granted at exercise prices equal to the fair market value on the date of the grant, no compensation expense has been recognized in the financial statements for employee stock arrangements.

     c. Warrants

     The Company has issued detachable warrants from the Common Stock as part of its stock offerings. The warrants may be exercised for a period of five years from the date of issuance, initially at an exercise price of $2.00 per common stock share. The number of shares and exercise price shall be subject to adjustment for recapitalizations and reorganizations. As of December 31, 2002 and June 30, 2003 there are 587,659 and 608,233 warrants outstanding, respectively.

     d. Capital units plan

     The Company has implemented a Capital Units Plan effective November 1999. Under this plan, Capital Units will be allocated at the end of each fiscal year. Initially, 1,000 capital units will be allocated for each $1 million of gross securities commissions, investment advisor fees and insurance premiums. The Capital Units, which represent a future right to shares of common stock, will then be allocated among Qualified Branch Managers, registered representatives and registered advisors. These allocations will be based upon and proportional to each group's respective production. As of December 31, 2002, 1,000,000 shares of common stock have been issued under this plan.

     The shares of common stock allocated under this plan will only be issued to the above classes of participants under the following circumstances; the Company is acquired by merger, sale of its stock, or sale of its assets; or at the time of an initial public offering. The common stock allocated to a participant under this plan is subject to a one year vesting, commencing with the aforementioned events.

     e. Common shares reserved for future issuance

     At December 31, 2002, common shares reserved for future issuance under the stock option plan outstanding stock options consist of the following:

         Capital units plan                              1,000,000
         Stock options                                   2,000,000
         Common stock warrants and convertible notes       674,901
                                                         ---------
         Total reserved                                  3,674,901
                                                         =========

     f. Net earnings per common share and common equivalent share

     The Company computes net income (loss) per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period.
The weighted average number of common shares outstanding excludes treasury shares from the date of their acquisition. Diluted EPS further assumes the issuance of common shares for all dilutive potential common shares outstanding. Since the Company recorded a net loss for 2002 and 2001, the effect of common equivalent shares was antidilutive, and accordingly they were excluded from the computation.

17.  Profit Sharing Plan:

     The Company had a profit sharing plan which covered all eligible employees. The plan was terminated on May 1, 2001 at which time all assets were distributed to the participants. The plan contributions for 2001 were $12,206.





                                [OBJECT OMITTED]

                                  PROSPECTUS

                       AMERICAN PORTFOLIOS HOLDINGS, INC.

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----

Prospectus Summary.................................................................................................1
Risk Factors.......................................................................................................4
Disclosure Regarding Forward Looking Statements....................................................................10
Use of Proceeds....................................................................................................10
No Market for Common Stock.........................................................................................11
Dividend Policy....................................................................................................11
Capitalization.....................................................................................................11
Dilution 12
Summary of Financial Data..........................................................................................13
Management's Discussion and Analysis of Financial Condition
 and Results of Operations.........................................................................................13
Our Business.......................................................................................................17
Management of Our Company..........................................................................................25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities................................30
Security Ownership of Certain Beneficial Owners and Management.....................................................30
Certain Relationships and Related Transactions.....................................................................31
Description of Securities..........................................................................................32
Distribution of Our Common Stock...................................................................................33
Reports to Stockholders............................................................................................33
Legal Matters......................................................................................................33
Experts  ..........................................................................................................34
Where You Can Find Additional Information..........................................................................34
Financial Statements...............................................................................................F-2

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information other than that contained in this Prospectus. This Prospectus is not an offer to sell nor is it a solicitation of an offer to purchase our Common Stock in any jurisdiction where such offer is not permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Common Stock.


                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Our Certificate of Incorporation and By-laws empower us to indemnify current or former directors, officers, employees or agents of us or persons serving by request of us in such capacities or persons who have served by the request of us in any other enterprise to the full extent permitted by the laws of the State of Delaware.

     Section 145 of the Delaware General Corporate Law contains provisions authorizing indemnification of our directors, officers, employees or agents against certain liabilities and expenses, which they may incur in their capacities as our directors, officers, employees, or agents. In addition, the Section also provides that such indemnification may include payment by us of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer our director, officer, employee or agents either as such other indemnified is no longer our director, officer, employee or agent against liabilities, whether or not we would have the power to indemnify such person against such liabilities under the provision of the Section.

     The indemnification and advancement of expenses provided pursuant to such Section are not exclusive, and subject to certain conditions, we may provide other or further indemnification or advancement of expenses of any of our directors, officers, employees or agents. Because our Articles of Incorporation do not otherwise provide, notwithstanding our failure to provide indemnification and despite a contrary determination by our Board or our stockholders in a specific case, a director, officer, employee or agent of our company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses, or both and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 145 because he or she has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the Section, or because the court determines that the petitioner is fairly and reasonably entitled to mandatory indemnification pursuant to Section 145 because he or she has been successful on the merits, or because we have the power to indemnify on a discretionary basis pursuant to the Section, or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Filing Fee -- Securities and Exchange Commission                       $364.05
Fees and Expenses of accountants and legal counsel                     $
Blue Sky Fees and Expenses                                             $
Printing  and  Engraving  Expenses                                     $
Miscellaneous expenses                                                 $
                                                                       --------
                                                             Total     $

Item 26.  Recent Sales of Unregistered Securities

     No securities of the registrant which were not registered under the Securities Act of 1933, as amended have been issued or sold by the registrant within the past three years except as follows: none of the Securities listed below are being registered in this registration statement.

     Commencing Ocotober 30, 2000, pursuant to a private placement offering made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D, we offered up to 800,000 shares of our Common Stock at $1.50 per share. A total of 806,337 shares of Common Stock were purchased pursuant to this private offering which was terminated on January 31, 2002, and we raised approximately $1,050,000 after costs and expenses. The purchasers, listed below, were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the Units were being acquired for investment.

Purchaser                     Total Shares/Warrants             Date        Total Offering Price
---------                     ---------------------             ----        --------------------
Ronald F. Bergmann and Rosemaria   33,334/16,667              11/17/00                $50,000
Bermann JTWROS
Douglas Meyer                      33,334/16,667              12/15/00                 50,000
Wendy Quattrochi                   26,667/13,336              12/15/00                 40,000
David G. Rey                       16,667/8,336               11/17/00                 25,000
Robert J. Bartolotta               20,000/10,000              12/26/00                 30,000
Gary R. Grappone and Melissa A.    33,334/16,607              11/27/00                 50,000
Grappone as JTROS
Stephen P. Ziniti, Profit          14,000/7,000               7/18/01                  21,000
Sharing Plan, Stephen P. Ziniti,
Trustee
Stephen P. Ziniti, Profit          9,334/4,667                7/18/01                  14,000
Sharing Plan, Stephen P. Ziniti,
Trustee
Thomas P. Ziniti Irrevocable       18,333/9,167               7/18/01                  27,500
Trust, Stephen P. Ziniti, Trustee
Antoinette T. Ziniti               18,333/9,167               7/18/01                  27,500
Irrevocable Trust, Stephen P.
Ziniti, Trustee
Stephen P. Ziniti and Thomas P.    60,000/30,000              7/18/01                  90,000
Ziniti, as TWROS
Family Financial Group             20,000/10,000              7/18/01                  30,000
George G. Elkin and Maria Elkin,   16,667/8,336               8/20/01                  25,000
JTWROS
Robert M. Dolber                   20,000/10,000              8/20/01                  30,000
Denis K. Murphy and Meghan B.      20,000/10,000              8/20/01                  30,000
Murphy, JTWROS
Bear Stearns SEC Corp as           5,000/2,500                8/16/01                  7,500
Custodian FBO Robert Dolber
Bear Stearns SEC Corp as           13,334/6,667               8/28/01                  20,000
Custodian FBO R. Gary Zell II
Bear Stearns Custodian FBO Scott   13,334/6,667               8/31/01                  20,000
Rodrigues
Bear Stearns SEC Corp as           10,667/5,336               8/31/01                  16,000
Custodian FBO James J. Robinson
Bear Stearns SEC Corp as           16,667/8,336               9/11/01                  25,000
Custodian FBO David S. Weiss
Barry S. Cohn                      10,000/5,000               8/27/01                  15,000
Bear Stearns SEC Corp as           20,000/10,000              11/12/01                 30,000
Custodian FBO Herald F. Bennett
Bear Stearns SEC Corp as           20,000/10,000              11/12/01                 30,000
Custodian FBO Daniel M. Purdy
Bear Stearns SEC Corp as           20,000/10,000              11/12/01                 30,000
Custodian FBO Joseph C. McGowan
Phillip A. Mittiga & Margaret P.   16,666/8,336               11/12/01                 25,000
Mittiga
Stephen Molyneaux                  16,666/8,336               11/12/01                 25,000
Stephen Molyneaux                  8,333/4,167                11/16/01                 12,500
Phillip A. Mittiga & Margaret P.   8,333/4,167                11/16/01                 12,500
Mittiga, JTWROS
Bear Stearns SEC Corp as           20,000/10,000              12/28/01                 30,000
Custodian FBO George R. Grossman
Bear Stearns SEC Corp as           5,000/2,500                12/28/01                 7,500
Custodian FBO Robert M. Dolber
Bear Stearns SEC Corp as           16,667/8,336               12/28/01                 25,000
Custodian FBO John C. Garrison
Lawrence J. Mieras Jr.             139,000/69,500             1/11/02                 208,500
Jason L. Mieras                    6,667/3,336                1/11/02                  10,000
Lawrence Mieras Sr.                33,333/16,667              1/11/02                  50,000
Franklin A. Cama                   6,667/3,338                1/28/02                  10,000
Bear Stearns SEC Corp as           20,000/10,000              1/28/02                  30,000
Custodian FBO Gregory J. Murphy
Anthony A. Viscusi                 20,000/10,000              1/28/02                  30,000

     Commencing March 4, 2002, pursuant to a private placement offering made in reliance on Section 4(2) of the Securities Act of 1933 and/or Regulation D, we offered up to 60 Units, each Unit consisting of 25,000 shares of Common Stock and five year warrants to purchase 8,334 shares of Common Stock initially at $2.00 per share. A total of 983,250 shares of Common Stock and 327,753 Warrants were purchased pursuant to this private offering which was terminated on July 1, 2003, and we raised approximately $1,874,000 after costs and expenses. The purchasers, listed below, were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to us that the Units were being acquired for investment.

Purchaser              Total Shares/Warrants              Date               Total Offering Price
---------              ---------------------              ----               --------------------
Head, Glenn O.             25,000/8,334              April 3, 2002                      $50,000

Wu, Janet S.               25,000/8,334              April 12, 2002                     $50,000

Salamone, John C & Irene   12,500/4,167              May 15, 2002                       $25,000
D.

Elkin, Michele R.          25,000/8,334              May 31, 2002                       $50,000

Cali, Alfred V.            25,000/8,334              June 21, 2002                      $50,000

Hart, P. Richard           12,500/4,167              August 2, 2002                     $25,000

Porter, Bruce D.           25,000/8,334              August 7, 2002                     $50,000

Fusco, John                25,000/8,334              August 23, 2002                    $50,000

DeMario, Louis B.          25,000/8,334              August 26, 2002                    $50,000

Grant - Smith, Linda       12,500/4,167              August 28, 2002                    $25,000

Blair, Richard             25,000/8,334              August 30, 2002                    $50,000

Cheney, James              20,000/6,667              August 30, 2002                    $40,000

Piccarreto, Carl &         12,500/4,167              October 16, 2002                   $25,000
Barbara

Bradley, Robert            25,000/8,334              October 28, 2002                   $50,000

Fauci, Lawrence A.         25,000/8,334              October 28, 2002                   $50,000

Wyman, David S             12,500/4,167              October 28 &30, 2002               $25,000

Dickens, Rene              12,500/4,167              November 4, 2002                   $25,000

Finley, Dolores &          25,000/8,334              November 6, 2002                   $50,000
Christopher

Salamone, John C & Irene   12,500/4,167              November 8, 2002                   $25,000
D.

Fehn, William              25,000/8,334              November 8, 2002                   $50,000

Harasym, Kenneth J. Sr.    12,500/4,167              November 8, 2002                   $25,000

Auletta, John R.           25,000/8,334              November 13, 2002                  $50,000

Goldberg, Barry            25,000/8,334              November 18, 2002                  $50,000

Frey, Michael J.           25,000/8,334              November 27, 2002                  $50,000

Brenner, Howard M.         10,000/3,334              November 27, 2002                  $20,000

                           5,000/1,667               May  2, 2003                       $10,000

Franklin, Anthony          25,000/8,334              December 4, 2002                   $50,000

Maier, Rudi E.             12,500/4,167              December 16, 2002                  $25,000

Maier, Waltraud            12,500/4,167              December 16, 2002                  $25,000

Fusco, Anthony J.          25,000/8,334              December 16, 2002                  $50,000

                                                     December 30, 2002                  $50,000
Capogna, Aldo & Lina       12,500/4,167              January 10, 2003                   $25,000

Grant, Christopher &       25,000/8,334              January 22, 2003                   $50,000
Melony

Benedict C. Diventi Jr.    12,500/4,167              February 10, 2003                  $25,000

Francis A. & Sylvia K.     25,000/8,334              February 11, 2003                  $50,000
Adams

Donald J. & Eleanor S.     25,000/8,334              February 20, 2003                  $50,000
Grant

Knecht, Stanley R.         12,500/4,167              March 5, 2003                      $25,000

Gaetano & Carmela          15,000/5,000              April 10, 2003                     $30,000
Fargnoli

Faye & P. Richard Hart     6,250/2,084               April 22, 2003                     $12,500

Russell M. Kerstein        12,500/4,167              April 28, 2003                     $25,000

Alvin B. Lipsky            25,000/8,334              May 2, 2003                        $50,000

George R. Grossman         7,000/2,334               May 8, 2003                        $14,000

Merik Dolber               7,500/2,500               May 22, 2003                       $15,000

Nicholas Porcelli          25,000/8,334              May 23, 2003                       $50,000

Thomas C. Burke &          12,500/4,167              May 23, 2003                       $25,000
Deborah L. Schafer

Steve E. Foutz             25,000/8,334              May 30, 2003                       $50,000

Paul Bovi                  25,000/8,334              June 2, 2003                       $50,000

Gerald L. &                25,000/8,334              June 9, 2003                       $50,000
Linda A. Johnson

Eric J. & Paula E.         50,000/16,667             June 9, 2003                      $100,000
DeSimone

John Crockett              50,000/16,667             June 27, 2003                     $100,000

Item 27.  Exhibits

Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit
Number                                      Description
------   ----------------------------------------------------------------------------------------

3.1      Certificate of incorporation of the registrant and amendments

3.2      Bylaws of the registrant and amendments

4.1      Specimen common stock certificate

5.1*     Opinion of Ruskin Moscou Faltischek, P.C. as to the legality of securities being registered

10.1     2001 Stock Option Plan

10.2     Capital Units Plan

10.3     Lease Agreement dated on or about November 1, 1999 by and between the registrant and 4250 Vets Highway LLC, Second
         Lease Consolidation and Extension Agreement dated as of March 2002 and Amendment dated as of April 1, 2003.

10.4     Bear Stearns Clearing Agreement

10.5     Pershing & Co. Clearing Agreement

10.6     Form of Registered Representative Agreement

10.7     Form of New Account Agreement

10.8     Melissa Grappone Employment Agreement

10.9     Robert Dolber Employment Agreement

10.10    Stockholders' Agreement dated May 1, 2001

10.11    Stipulation relating to repurchase of shares owned by Frank Baiata

23.1*    Consent of Ruskin Moscou Faltischek, P.C. (included in Exhibit 5.1)

23.2     Consent of Holtz Rubenstein & Co., LLP

24.1     Power of Attorney (part of signature page)

--------------------
* To be filed by amendment


Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs 1(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Holbrook, New York.


                                AMERICAN PORTFOLIOS HOLDINGS, INC.

September ___, 2003
                                By:
                                   --------------------
                                   Name:  Lon T. Dolber
                                   Title:  President


     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The undersigned hereby constitute Lon
T. Dolber as the attorney-in-fact of the undersigned to sign any amendment, and any post effective amendment, of this registration statement.


-------------
Lon T. Dolber         Chief Executive Officer, President and  September __, 2003
                      Chairman of the Board


-------------
Russell Clark         Vice President and Director             September __, 2003


------------------
Tom M. Wirtshafter    Director                                September __, 2003